Filed pursuant to Rule 424(b)(5)
Registration No. 333-169899

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 2012

Prospectus Supplement

(To Prospectus dated October 27, 2010)

             Shares

International Shipholding Corporation

Common Stock

International Shipholding Corporation is offering for sale              shares of its common stock.

Our shares of common stock are listed for trading on the New York Stock Exchange under the symbol “ISH.” The closing sale price of our common stock on November 8, 2012 was $16.01 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement to read about certain risks you should consider before investing in our shares.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount
Proceeds to International Shipholding Corporation (before expenses)

We have granted the underwriters the right to purchase from us up to an additional              shares of common stock at the public offering price less the underwriting discount within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about November     , 2012.

BB&T Capital Markets	DNB Markets

The date of this prospectus supplement is November     , 2012.

Prospectus Supplement

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, and any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities we may offer from time to time, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing our shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus supplement, unless the context otherwise requires:

•	“ISH,” “we,” “us” and “our” refer to International Shipholding Corporation and its subsidiaries;

•	“newbuildings” refer to vessels that are under construction;

•	“PCTC” refers to a Pure Car/Truck Carrier vessel;

•	“shares” refer to the shares of our common stock being offered pursuant to this prospectus supplement;

•	“UOS” refers to U.S. United Ocean Services, LLC, which we agreed to purchase on October 9, 2012; and

•	“UOS acquisition” refers to our pending acquisition of UOS described under “Prospectus Supplement Summary – International Shipholding Corporation – Pending Acquisition.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us. Financial and other information can also be accessed on the Investor Relations section of our website at http://www.intship.com; provided, however, that our internet website and the information contained therein or connected thereto are not a part of this prospectus supplement or the accompanying prospectus. In addition, our common stock is listed and traded on the New York Stock Exchange (“NYSE”), and you may obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” into this prospectus supplement specific documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of our offering of all of the shares covered by this prospectus supplement. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We are “incorporating by reference” into this prospectus supplement the following documents filed by us with the SEC; provided, however, we are not incorporating by reference any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

ISH Filings	Period or Date Filed
Annual Report on Form 10-K, as amended	Fiscal year ended December 31, 2011

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012

Current Reports on Form 8-K	Filed on February 6, 2012, February 23, 2012, March 14, 2012, March 28, 2012, April 27, 2012, May 10, 2012, July 27, 2012, October 11, 2012 and October 26, 2012

Proxy Statement on Schedule 14A	Filed on March 9, 2012

The Description of our Common Stock on Form 8-A/A	Filed on October 12, 2010

We will provide to each person to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You can request copies of such documents if you call or write us at the following address or telephone number: 11 North Water Street, Suite 18290, Mobile, Alabama 36602, Attention: Investor Relations, or by telephoning us at (251) 243-9100.

Each of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Information appearing in this prospectus supplement, the accompanying prospectus or in any particular document incorporated herein or therein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and therein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our anticipated performance, prospects, growth opportunities, pending acquisition, financing plans, business strategies, market outlook, market opportunities, and general economic and business conditions. Words such as “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and similar expressions are intended to identify forward-looking statements.

Our forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Important factors that could cause our actual results to differ materially from our expectations include our ability to:

•

maximize the usage of our newly-purchased and incumbent vessels and other assets on favorable economic terms, including our ability to (i) renew our time charters and contracts when they expire; (ii) maximize our carriage of supplemental cargoes, (iii) increase the usage of our dry bulk fleet if and when market conditions improve and (iv) timely and successfully respond to competitive or technological changes affecting our markets;

•	consummate our pending acquisition of UOS, including receiving financing and satisfying all closing conditions; and

•	effectively handle our leverage by servicing and complying with each of our debt instruments, thereby avoiding any defaults under those instruments and avoiding cross defaults under others.

Other factors that could cause actual results to differ materially from our expectations include, without limitation:

•

changes in domestic or international transportation markets that reduce the demand for shipping generally or our vessels in particular, including changes in the rate at which competitors add or scrap vessels;

•	industrywide changes in cargo freight rates, charter rates, vessel design, vessel utilization or vessel valuations, or in charter hire, fuel or other operating expenses;

•

the possibility that the anticipated benefits from the UOS acquisition cannot be fully realized or may take longer to realize than expected or the possibility that costs or difficulties related to the acquisition will be greater than expected; and

•

political events in the United States and abroad, including (i) election results, (ii) the appropriation of funds by the U.S. Congress, (iii) changes in laws and regulations and (iv) terrorism, piracy and trade restrictions, and the response of the U.S. and other nations to those events.

These and other uncertainties related to our business are described in greater detail in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, incorporated by reference into this prospectus supplement and the accompanying prospectus, as may be updated and supplemented by our subsequent SEC reports. See also “Risk Factors”.

Due to these uncertainties, we cannot assure you that we will attain our anticipated results, that our judgments or assumptions will prove correct, or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made. Additional risks that we currently deem immaterial or that are not presently known to us could also cause our actual results to differ materially from those expected in our forward-looking statements. Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before investing in our shares and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read this prospectus supplement and the accompanying prospectus carefully, including “Risk Factors,” and the documents incorporated by reference herein and therein that are described further under “Where You Can Find More Information.”

International Shipholding Corporation

Through our subsidiaries, we operate a diversified fleet of U.S. and International Flag vessels that provide domestic and international maritime transportation services to commercial and governmental customers primarily under medium to long-term time charters or contracts of affreightment. As of September 30, 2012, we owned or operated 37 ocean-going vessels. For more information on our current fleet, see “– Overview of Fleet.” For information on our pending acquisition of U.S. United Ocean Services, LLC, which will substantially expand our commercial domestic coastwise transportation operations, see “– Pending Acquisition.”

Operating Segments

We have five operating segments, Time Charter Contracts – U.S. Flag, Time Charter Contracts – International Flag, Contracts of Affreightment, Rail-Ferry Service, and Other, as further described below. Most of our revenues and gross voyage profits are contributed by our time charter contract segments. In addition to our five operating segments, we have investments in three unconsolidated entities.

Time Charter Contracts-U.S. Flag: Time charters are contracts by which our charterer obtains the right for a specified period to direct the movements and utilization of the vessel in exchange for payment of a specified daily rate, but we retain operating control over the vessel. Typically, we fully equip the vessel and are responsible for normal operating expenses, repairs, crew wages, and insurance, while the charterer is responsible for voyage expenses, such as fuel, port and stevedoring expenses. Under our Time Charter Contracts-U.S. Flag segment, we deploy (i) six Pure Car/Truck Carriers (“PCTCs”) to transport commercial and supplementary cargo and (ii) a conveyor belt-equipped, self-unloading Coal Carrier to transport coal on behalf of Virginia Power, an affiliate of Dominion Resources. Also included in this segment are charters with another shipping company for two container vessels, and one multi-purpose ice strengthened vessel. We previously operated on behalf of the U.S. Military Sealift Command three Roll-on/Roll-off vessels under operating contracts that lapsed in February 2012.

Time Charter Contracts-International Flag: We operate this segment in the same manner as our Time Charter Contracts-U.S. Flag segment, except with International flagged vessels. Our Time Charter Contracts – International Flag segment includes a contract with a South American shipping company for one PCTC. Also included in this segment are two multi-purpose vessels, one tanker, and three container vessels which service our long-term contract to transport supplies for the Indonesian operations of Freeport-McMoRan Copper & Gold Inc. (“FCX”). This segment also includes one Capesize Bulk Carrier and one Handymax Bulk Carrier that are part of a revenue-sharing agreement with European partners, and five Handysize Bulk Carriers that are part of a separate revenue-sharing agreement. Under these revenue sharing agreements, we and the other participating vessel owners receive monthly distributions of net cash flow from voyage profits based on a participating vessel’s performance capability compared with other participating vessels in the revenue sharing agreement.

Contracts of Affreightment: Contracts of affreightment are contracts by which we undertake to provide space on our vessel for the carriage of specified goods or a specified quantity of goods on a single voyage or series of voyages over a given period of time between named ports or within certain geographical areas in return for the payment of an agreed amount per unit of cargo carried. Generally, we are responsible for all operating and voyage expenses. Our Contracts of Affreightment segment includes one contract, serviced by one vessel, which is for the transportation of molten sulphur in the U.S. coastwise trade through December 31, 2013, subject to the right of our customer to exercise renewal options through the end of 2024.

Rail-Ferry Service: This service uses our two Roll-on/Roll-off Special Purpose double-deck vessels, which carry loaded rail cars between the U.S. Gulf Coast and Mexico. During the third quarter of 2007, we began operations out of our new terminal in Mobile, Alabama and an upgraded terminal in Coatzacoalcos, Mexico. We upgraded the Mexican terminal to accommodate the vessels’ second decks, which were added in mid-2007 to double the capacity of the vessels. On August 6, 2012, we acquired for $4.5 million cash two related businesses that own and operate a certified rail-car repair facility near the port of Mobile, Alabama.

Other: This segment consists of operations that include ship charter brokerage and agency services. Also included in this segment are corporate related items, and income and expense items not allocated to our other reportable segments.

Unconsolidated Entities: As of September 30, 2012, we held equity interests in the following unconsolidated entities:

Entity	Our Percentage Ownership Interest	Entity’s Business
Terminales Transgolfo, S.A. de C.V.	49%	Owns and operates the rail terminal in Coatzacoalcos, Mexico used by our rail-ferry operations

Oslo Bulk AS	25%	Owns eight Mini-Bulkers built between 2010 and 2011

Oslo Bulk Holding Pte Ltd.	25%	Owns two Mini-Bulkers built in 2010 and 2011

We account for our investment in each of these entities under the equity method and our share of earnings or losses are reported in our consolidated statements of income net of taxes.

Overview of Fleet

As of September 30, 2012, our fleet consisted of 37 vessels, 17 of which we owned 100% through our subsidiaries. Of those 17 vessels, 14 are employed under either fixed time charters, revenue sharing agreements or a long-term contract of affreighment. The remaining three wholly-owned vessels operate in the spot market.

The majority of our revenues derived from medium- to long-term contracts are attributable to the operations of our seven PCTCs, which generally provide us with fixed income streams and predictable cash flows, subject to off-hire time. As of the date of this prospectus supplement, the remaining firm contract charter hire period for our one International Flag PCTC vessel is approximately four months, while the average firm period remaining for our six U.S. Flag PCTC vessels is approximately three years. In addition to contractually fixed income, we also earn from time to time supplemental income as a result of chartering our U.S. Flag PCTCs for the carriage of supplemental cargo when available.

The following table lists the vessels in our fleet as of September 30, 2012.

	Fleet Statistics as of September 30, 2012(1)
Vessel	Year Built	Business Segment(2)	ISH’s Interest in the Vessel	ISH’s Deployment of the Vessel(3)	Weight Carrying Capacity (LT)(4)
PURE CAR/TRUCK CARRIERS

Green Bay	2007	TC-US	Leased	Chartered through July 2014 with customer option through July 2020	18,090

Green Cove(5)	1999	TC-US	Owned	Chartered through October 2019 with customer option through October 2021	16,178

Green Lake(5)	1998	TC-US	Owned	Chartered through August 2014 with customer option through August 2019	22,799

Green Point	1994	TC-US	Owned	Chartered through April 2014	14,930

Green Ridge	1998	TC-US	Owned	Chartered through October 2015	21,523

Green Dale	1999	TC-US	Owned	Chartered through September 2015 with customer option through September 2019	16,157

CSAV Rio Geike	2010	TC-INT	Owned	Chartered through February 2013(6)	18,701

ROLL-ON/ROLL-OFF VESSELS

Bali Sea(7)	1995	RF	Owned	Spot Market	20,737

Banda Sea(7)	1995	RF	Owned	Spot Market	20,664

CONTAINER VESSELS

Maersk Alabama	1998	TC-US	Bareboat Chartered	Chartered through September 2015	17,524

Maersk California	1992	TC-US	Bareboat Chartered	Chartered through September 2015	25,375

Marina Star 2(8)	1982	TC-INT	Operating Contract	Contracted through December 2014	13,193

Marina Star 3(8)	1983	TC-INT	Operating Contract	Contracted through December 2014	13,193

Territory Trader(8)	1991	TC-INT	Operating Contract	Contracted through December 2014	3,138
MULTI-PURPOSE VESSELS

Flores Sea(8)	2008	TC-INT	Operating Contract	Contracted through December 2014	11,151

Sawu Sea(8)	2008	TC-INT	Operating Contract	Contracted through December 2014	11,184

	Fleet Statistics as of September 30, 2012(1)
Vessel	Year Built	Business Segment(2)	ISH’s Interest in the Vessel	ISH’s Deployment of the Vessel(3)	Weight Carrying Capacity (LT)(4)
HANDYSIZE BULK CARRIERS(9)

EGS Crest	2011	TC-INT	Owned	Spot Market or short-term Time Charters	35,914

EGS Tide	2011	TC-INT	Owned	Spot Market or short-term Time Charters	35,916

EGS Wave	2011	TC-INT	Owned	Spot Market or short-term Time Charters	35,921

Hanze Groningen	2011	TC-INT	Time Chartered	Spot Market or short-term Time Charters	34,734

Interlink Verity	2012	TC-INT	Time Chartered	Spot Market or short-term Time Charters	37,300

MINI BULK CARRIERS(10)

Oslo Bulk 1	2010	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 2	2010	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 3	2010	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 4	2010	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 5	2010	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 6	2011	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 7	2011	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 8	2011	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 9	2011	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

Oslo Bulk 10	2011	UE	Partially Owned	Spot Market or short-term Time Charters	8,000

OTHER VESSELS

Energy Enterprise (Belt Self-Unloading Bulk Carrier)	1983	TC-US	Owned	Time Chartered in domestic coastwise trade through May 2015	38,234

	Fleet Statistics as of September 30, 2012(1)
Vessel	Year Built	Business Segment(2)	ISH’s Interest in the Vessel	ISH’s Deployment of the Vessel(3)	Weight Carrying Capacity (LT)(4)

Ocean Porpoise(8) (Tanker)	1996	TC-INT	Owned	Chartered through December 2014	13,193

Sulphur Enterprise(5) (Molten Sulphur Carrier)	1994	COA	Owned	Deployed in domestic coastwise trade under a Contract of Affreightment through December 2013 with customer option through December 2024	27,241

Bulk Australia(9) (Capesize Bulk Carrier)	2003	TC-INT	Owned	Chartered through January 2013	170,578

Bulk Americas(9) (Handymax Bulk Carrier)	2012	TC-INT	Owned	Spot Market or short-term Time Charters	57,959

Green Wave (Multi-Purpose Ice Strengthened Vessel)	2000	TC-US	Owned	Spot Market	17,381

(1)	The information concerning the Green Cove is provided as of the date of this prospectus supplement. See “– Recent Events.”
(2)	The following abbreviations represent our key business segments:

Abbreviations	Segment
TC-INT	Time Charter Contracts-International Flag
TC-US	Time Charter Contracts-U.S. Flag
COA	Contracts of Affreightment
RF	Rail-Ferry Operations
UE	Unconsolidated Entity

(3)	All references to customer options shall mean options that entitle our customer to extend the term of the contract solely at the customer’s discretion. All references to the “Spot Market” mean the vessel is currently deployed to provide services in the spot market, if and when available on terms acceptable to us.
(4)	The total weight carrying capacity of the 37 vessels listed above is 850,309 long tons.
(5)	See “– Recent Events” for information about certain pending or completed transactions impacting the Green Cove, Green Lake and Sulphur Enterprise.
(6)	The customer has advised us that it does not intend to renew this charter upon its lapse in February 2013. We are currently negotiating the terms of a charter with a new customer, and expect to enter into such replacement charter before February 2013.
(7)	Originally built in 1982 and converted in 1995.
(8)	Operating on behalf of FCX.
(9)	Operating with other vessels pursuant to a revenue sharing agreement.
(10)	All of these vessels are managed by an affiliate of Oslo Bulk AS, of which we own a 25% beneficial interest.

Business Strategy

We operate a diversified fleet of U.S. and International Flag vessels that provide domestic and international maritime transportation services to commercial and governmental customers primarily under medium to long-term time charter contracts or contracts of affreightment. Our current fleet enables us to serve niche markets with diverse cargo needs. Our business strategy focuses on:

•	identifying growth opportunities as market needs change;

•	utilizing our extensive experience to meet those needs;

•	maintaining a diverse portfolio of medium-to long-term contracts; and

•	maintaining strong relations with long-standing customers by providing quality transportation services.

From time to time, we deploy our vessels under short-term arrangements, particularly when we believe that more attractive opportunities could arise in the future.

Our growth strategy focuses on:

•	acquiring vessels to fill niche ocean transportation markets;

•	expanding our contracted revenue stream through medium- to long-term charters;

•	partnering with experienced operators or investors in niche industry segments; and

•	pursuing new creditworthy customers and broadening current customer relationships.

Competitive Strengths

Diversification. Our strategy for many years has been to seek and obtain contracts that provide predictable cash flows and contribute to a diversification of operations. These diverse operations range from chartering vessels to the U.S. government to chartering vessels to a wide range of commercial customers for the transport of a broad range of products, including automobiles, paper, steel, wood products, mining supplies, molten sulphur, coal and railroad cars.

Fixed Contract Revenue. A significant portion of our revenue is fixed under medium to long-term contracts. In addition, UOS has traditionally derived most of its revenues under medium- to long-term contracts with its two principal customers, Tampa Electric and The Mosaic Company, which UOS has served for over 50 and 30 years, respectively. Following our acquisition of UOS, we currently project that the percentage of our total revenues attributable to fixed contracts will be 68% for the year ended December 31, 2013. See “ – Pending Acquisition.”

The table below shows the percentage of our recent revenues generated from fixed contracts:

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010
Fixed contract revenue	57%	63%	62%

Longstanding Customer Relationships. We have maintained strong relationships with a variety of creditworthy customers for many years. Substantially all of our current cargo contracts and time charter agreements are renewals or extensions of previous agreements. We believe that our longstanding customer relationships are in part due to our reputation for providing quality specialized maritime service in terms of on-time performance, minimal cargo damage claims and reasonable rates. As noted elsewhere herein, we believe our pending acquisition of UOS will enable us to benefit from the long-standing relationships that UOS has developed with its principal customers. See “– Fixed Contract Revenue” and “– Pending Acquisition.”

Experienced Management Team. Our management team has substantial experience in the shipping industry. Our Chief Executive Officer, President, and Chief Financial Officer have over 100 years of collective experience with us. We believe that the experience of our management team is important to maintaining long-term relationships with our customers.

Pending Acquisition

On October 9, 2012, we entered into a definitive agreement (the “Purchase Agreement”) with United Maritime Group, LLC (“UMG”) to acquire a 100% ownership interest in U.S. United Ocean Services, LLC (“UOS”), a wholly-owned subsidiary of UMG. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, UMG agreed to sell to us all of the issued and outstanding limited liability company interests of UOS for an aggregate purchase price of approximately $111 million cash (“the UOS acquisition”). The purchase price is subject to certain working capital adjustments set forth in the Purchase Agreement and related transaction documents.

Founded in 1959, UOS provides marine transportation services for dry bulk and break-bulk commodities primarily in the United States. UOS’ active fleet consists of two handysize bulkers, two integrated tug/barge units, and one harbor tug. Currently, UOS derives most of its revenues under contracts of affreightment with Tampa Electric and The Mosaic Company that run through 2014 and 2017. UOS also transports grain and other U.S. preference cargoes overseas on behalf of the U.S. government, and, to a lesser degree, other overseas cargoes on behalf of its international customers. UOS also owns two integrated tug/barge units that are currently inactive, but which potentially could be opportunistically deployed if market conditions improve.

On November 6, 2012, the U.S. Federal Trade Commission notified UMG and us of the early termination of the waiting period applicable to the UOS acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the acquisition remains subject to certain other customary closing conditions. Based on our current financing plans, we expect to consummate the UOS acquisition during the latter half of November 2012. See “Use of Proceeds.”

We believe our pending UOS acquisition is consistent with our business and growth strategies outlined above under “– Business Strategy.” We anticipate that this acquisition will:

•	strengthen our position in the domestic coastwise trade, in which we already have extensive experience;

•	increase the proportion of our total pro forma revenues attributable to medium-to long-term contracts (as discussed further above);

•	broaden our base of customers with whom we enjoy long-standing relationships; and

•	be accretive to both our earnings and cash flow.

The Purchase Agreement permits UMG or ISH to terminate the Purchase Agreement under certain circumstances, including provisions that enable UMG to (i) terminate the Purchase Agreement if ISH breaches certain provisions of the Purchase Agreement or fails to complete the acquisition, in each case under certain specified circumstances, and (ii) receive from ISH a payment of 10% of the purchase price in connection therewith. The Purchase Agreement further permits UMG to terminate the Purchase Agreement under certain specific circumstances, provided that UMG pays ISH a termination fee of 7.5% of the purchase price in connection therewith. We cannot assure you that this transaction will be completed.

For additional information, see the Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on October 11, 2012. See “Where You Can Find More Information.”

Recent Events

On October 22, 2012, we purchased a 1999–built PCTC in exchange for $3.5 million cash and the sale of the Green Cove, a 1994-built PCTC. Promptly thereafter, we renamed the newly-purchased vessel the Green Cove, reflagged it as a U.S.–Flag vessel, and deployed it under a charter through 2019 as part of our Time Charter Contracts – U.S. Flag segment.

As part of our current plan to finance the UOS acquisition, we plan to enter into sale-leaseback transactions, in which we propose to sell the Green Lake for approximately $31 million and the Sulphur Enterprise for approximately $32 million. In each instance, we plan to lease back the vessel from the new owner, and to continue to operate the vessel under its current charter. Receipt of sales proceeds under these transactions is subject to various conditions, including the execution and delivery of definitive transaction documents. Accordingly, we cannot assure you that these transactions will be completed. For additional information, see “Use of Proceeds”.

Selected Summary Consolidated Financial Data

The following tables set forth selected summary consolidated financial data as of and for the periods indicated. The selected summary consolidated financial data as of and for the years ended December 31, 2011, 2010 and 2009 are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected summary unaudited consolidated financial data as of and for the nine months ended September 30, 2012 and 2011 are derived from our unaudited consolidated financial statements that are incorporated into this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for the fair statement of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

The following selected summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our annual and quarterly reports which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

(All Amounts in Thousands Except Share and Per Share Data)

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011(1)	2010	2009
	(unaudited)
Income Statement Data:
Revenues	$186,686	$201,382	$263,196	$290,049	$379,951
Impairment Loss(2)(3)	—	—	—	25,430	2,899
Gross Profit	25,251	35,423	45,726	37,343	61,120
Operating Income	13,843	38,214	43,609	16,183	36,270
Income from Continuing Operations	10,422	29,768	31,549	15,302	42,221
Net Income Available to Common Stockholders	10,422	29,768	31,549	15,302	42,221
Basic and Diluted Earnings Per Common Share(4):
Net Income Available to Common Stockholders – Basic	1.45	4.18	4.42	2.14	5.84
Net Income Available to Common Stockholders – Diluted	1.45	4.15	4.40	2.12	5.80

Balance Sheet Data:
Cash and Cash Equivalents	12,714	17,480	21,437	19,909	47,468
Marketable Securities	13,382	8,525	12,827	15,776	10,333
Working Capital(5)	2,348	11,011	17,562	17,736	40,538
Total Assets	570,253	639,238	665,579	543,205	496,650
Long-Term Debt, Less Current Maturities (including Capital Lease Obligations)	185,660	264,314	286,014	200,241	97,635
Stockholders’ Investment	253,611	255,308	249,355	233,750	238,931

Other Data:
Cash Flow from Operations	13,349	30,802	46,273	64,387	62,681
Cash Flow from Investing Activities	96,491	(73,651)	(100,808)	(114,946)	(83,995)
Cash Flow from Financing Activities	(118,563)	36,171	56,063	27,179	12,728
Cash Dividends Per Share of Common Stock	0.750	1.125	1.500	1.625	2.000
Weighted Average Shares of Common Stock Outstanding:
Basic	7,192,818	7,128,810	7,131,820	7,158,439	7,224,748
Diluted	7,208,886	7,165,298	7,176,647	7,231,178	7,282,119

(1)	Includes an $18.8 million gain in connection with our purchase in March 2011 of the remaining 50% interest in Dry Bulk Cape Holding, Inc. that we did not previously own.
(2)	During the third quarter of 2010, we recorded a non-cash impairment loss of $25.4 million on our two Roll-on/Roll-off special purpose vessels included in our Rail Ferry Service segment. The fair value of these assets was estimated based upon an independent third party appraisal (Level 2 inputs).
(3)	During the second quarter of 2009 we recorded a non-cash impairment loss of $2.9 million on one of our International flag container vessels included in our Time Charter Contracts segment. This charge was the result of the termination of our Time Charter agreement on the vessel upon the mutual agreement with our customer. We agreed to the early termination in exchange for an increase in charter hire on the other International flag container vessel remaining under timecharter.
(4)	Basic and diluted earnings per common share from continuing operations.
(5)	Defined as our current assets minus our current liabilities.

Our Company Information

Our principal executive offices are located at 11 North Water Street, Suite 18290, Mobile, Alabama 36602. Our telephone number is (251) 243-9100 and our website is located at http://www.intship.com. None of the information contained on or connected to our website is a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	International Shipholding Corporation, a Delaware corporation.

Common Shares Offered By Us	shares of common stock, par value $1.00 per share, or common shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments.

Common Shares Outstanding Immediately After this Offering	common shares, assuming no exercise of the underwriters’ over-allotment option, or common shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments.(1)

Use of Proceeds	Based on our current financing plans, we intend to use the net proceeds from our sale of the shares for general corporate purposes including, but not limited to, using a portion of such net proceeds in connection with our pending acquisition of UOS. As described further under “Use of Proceeds,” we currently expect to fund the purchase price and transaction expenses associated with the UOS acquisition through a combination of sale-leaseback transactions, a new five-year term loan, cash on hand, and a draw on our existing revolving credit facility. For additional information about our pending UOS acquisition, see “– International Shipholding Corporation – Proposed Acquisition” and for additional information about our current financing plans, see “Use of Proceeds.”

Dividends	Subject to the limitations discussed under “Dividend Policy,” we currently intend to continue to pay regular quarterly cash dividends on our common shares. Since the second quarter of 2012, our quarterly dividend rate has been $0.25 per common share. On October 25, 2012, our Board of Directors declared a dividend of $0.25 per common share payable on December 3, 2012 to stockholders of record on November 16, 2012. Investors who purchase common shares in this offering will not be entitled to receive this dividend with respect to their purchased shares. For additional information, see “Dividend Policy.”

Risk Factors	Your investment in the shares will involve risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the specific factors under the heading “Risk Factors” beginning on the next page of this prospectus supplement.

NYSE Symbol	ISH

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC.

(1)

The number of common shares to be outstanding after this offering is based on 7,203,935 common shares outstanding on the date of this prospectus supplement. This figure excludes (i) 328,788 additional shares reserved for issuance under our 2011 Stock Incentive Plan and (ii) 1,388,066 treasury shares.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should consider carefully the following risk factors, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results. You may lose all or part of your investment. In addition to the risks summarized below, please be aware that other risks may prove to be important in the future. New risks that we cannot predict may emerge at any time, and we cannot estimate the extent to which they may affect our business or financial performance.

Risks Related To Our Business

Our industry is cyclical and has experienced a recent decline in the demand for certain of the services we offer, which could negatively impact our revenues and earnings.

Historically, the shipping industry has been cyclical. The nature, timing and degree of changes to industry conditions are generally unpredictable and are impacted by factors beyond our control. Various factors influence the demand for our transportation services, including worldwide demand for the products we carry and changes in the supply and demand of vessels. The worldwide supply of vessels generally increases with deliveries of new, refurbished or converted vessels and decreases with the scrapping of older vessels. If the available supply of vessels exceeds the number of vessels being scrapped, vessel capacity and competition in the markets where we operate may increase. In the absence of a corresponding increase in the demand for these vessels, the charter hire and cargo rates for our vessels could fluctuate significantly and result in, among other things, lower operating revenues, earnings and asset values.

Beginning in 2008, our revenues and gross voyage profits benefited from significant increases in the volume of supplemental cargoes carried by our vessels. These supplemental cargoes peaked during the fourth quarter of 2009, and decreased substantially thereafter until recently stabilizing at levels comparable to 2008. If our supplemental cargo volumes continue to decrease, the revenues and gross voyage profits from our incumbent operations will be negatively impacted.

We may not be able to renew our time charters and contracts when they expire at favorable rates or at all.

During the nine months ended September 30, 2012, we received approximately 57% of our revenue from time charters (excluding supplemental cargoes), bareboat charters or contracts of affreightment. During the nine months ended September 30, 2012, UOS received approximately 50% of its revenues from contracts with its two key customers (which percentage is expected to increase beginning October 2012 due to the settlement of litigation that for the prior two years had halted the shipment of a portion of the cargoes carried for one of these key customers). However, there can be no assurance that any of these charters or contracts, which are generally for periods of one year or more, will be renewed.

Moreover, you should be aware that shipping rates are based on several factors that are unpredictable and beyond our control. Accordingly, even if we are able to renew our charters or other contracts when they lapse, we may not be able to earn rates comparable to those received under the expired charters or contracts, which would adversely affect our revenues and earnings. In the event we cannot deploy a vessel at economically viable rates, we may opt to lay up the vessel until such time that spot or charter rates become attractive again. During the period of lay-up, the vessel will continue to incur expenditures such as insurance and maintenance costs.

From time to time, we enter into charter agreements with various agencies or departments of the U.S. government that allow the customer to terminate the agreement at any time without cause, subject to the payment of certain early termination fees. Although we currently have no exposure to these types of provisions, we could be exposed to this risk in the future.

If our exposure to the spot market increases, our revenues could suffer and our expenses could increase.

Currently we deploy less than half of our vessels in the spot market, where rates are typically volatile and subject to short-term market fluctuations. The spot market for marine transportation services is highly competitive, and charter rates for most vessels in the spot market are currently low in relation to historical rates over the past couple of decades. If we deploy a greater percentage of our vessels in the spot market, we may experience a lower overall utilization of our fleet through waiting time or ballast voyages, leading to a decline in our operating revenue and gross profit. Moreover, to the extent our vessels are employed in the spot market, both our revenue from vessels and our operating costs will likely be more significantly impacted by increases in fuel costs.

We operate in a highly competitive industry.

The shipping industry is intensely competitive and can be influenced by economic and political events that are largely outside the control of shipping companies. Many of our current and potential competitors:

•	may have greater resources or stronger brands than we have;

•	own larger and more diverse fleets of vessels;

•	conduct operations or raise capital at lower costs than us; or

•	may be better positioned to adapt to changes in market or economic conditions.

Changes in the political or regulatory environment can also create competition that is not necessarily based on normal considerations of profit and loss. Consequently, there can be no assurance that we will be able to deploy our vessels on economically attractive terms, maintain attractive freight rates, pass cost increases through to our customers or otherwise successfully compete against our competitors. Any failure to remain competitive in the shipping industry could have an adverse effect on our results of operations and financial condition.

Competition could adversely impact us in several ways, including (i) the loss of customers and market share, (ii) the possibility of customers reducing their usage of our vessels or services, (iii) our need to expend substantial time or money on vessel acquisitions or capital improvement projects, (iv) our need to lower prices or increase marketing expenses to remain competitive and (v) our inability to diversify by successfully offering new marine transportation services.

A significant amount of our and UOS’ recent revenues were derived from two customers, and our or their revenues could decrease significantly if these customers were lost.

In 2011 and for the first nine months of 2012, we derived 34% and 36% of our revenues, respectively, from contracts with various agencies or departments of the U.S. government. Likewise, we derived 15% of our revenues for the same periods, respectively, from contracts with a Japanese chartering company. Similarly, in 2011 and for the nine months ended September 30, 2012, UOS derived 53% and 50%, respectively, of its revenues from contracts with Tampa Electric and The Mosaic Company (which percentages are expected to increase for the reason cited above under “– We may not be able to renew our time charters and contracts when they expire at favorable rates or at all”). The inability or failure of us or UOS to continue to employ our or their vessels at rates comparable to those earned from these customers, the loss of any of these customers or the failure to charter these vessels otherwise in a reasonable period of time or at all could adversely affect our or their operations and performance.

Although our customers generally include leading international companies and governmental agencies such as the customers referenced above, we are unable to assure you that these customers will continue to contract with us on similar terms, or will not decide to contract with our competitors, or will decide to perform their shipping functions themselves.

Economic conditions, a prolonged economic downturn, economic uncertainty or an increase in trade protectionism in the markets where we operate may have a material adverse effect on our business, financial condition and results of operations.

The demand for our transportation services has been and will continue to be affected by domestic and global economic conditions. Worldwide economic growth has been sluggish since 2008, which has contributed to lower charter rates for marine transportation services since then. Many experts believe that a confluence of factors in the United States, Europe, Asia and developing economies could result in a prolonged period of economic downturn, slow growth or economic uncertainty. If these conditions persist, our customers and potential customers may experience deterioration in their business, which may result in a lower demand for our transportation services or impair the ability of our customers or other third parties to pay amounts owed to us. Moreover, our business, financial condition, results of operations, ability to pay dividends and our future prospects will likely be materially and adversely affected by a prolonged economic downturn in any of these countries or regions.

The demand for our transportation services is also exposed to the risk that increased trade protectionism will adversely affect our business. If global economic conditions remain slack and uncertain, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. This could have a material adverse effect on our financial condition, results of operations, ability to pay dividends and future prospects.

If Congress does not make sufficient appropriations under the Maritime Security Act of 1996, we may not continue to receive certain payments.

If Congress does not make sufficient appropriations under the Maritime Security Act of 1996 in any fiscal year, we may not continue to receive annual payments with respect to certain of our U.S. Flag vessels that we have committed to the federal government under the U.S. Maritime Security Program. Under this program, which is currently in effect through 2015, each participating vessel received an annual payment of $2.9 million in 2011 and is scheduled to receive an annual payment of $3.1 million in 2012. As of September 30, 2012, eight of our vessels operated under contracts issued under this program. Since payments under this program are subject to annual appropriations by Congress and are not guaranteed, we cannot assure that we will continue to receive these annual payments, in full or in part.

We cannot assure that we will be able to comply with all of our loan covenants.

Substantially all of our credit agreements impose restrictions on our business and require us to comply with various loan covenants. The restrictions these covenants place on us include limitations on our ability to: (i) consolidate or merge; (ii) incur new debt; (iii) engage in transactions with affiliates; and (iv) create liens or permit them to exist on our assets. These agreements also require us to comply with various financial covenants, including covenants that stipulate minimum levels of net worth, working capital and earnings, and maximum levels of debt and debt leverage. Our ability to satisfy these and other covenants depends on our results of operations and ability to respond to changes in business and economic conditions. Several of these matters are beyond our control or may be significantly restricted, and, as a result, we may be prevented from engaging in transactions that otherwise might be considered beneficial to us and our stockholders.

While we currently believe that we have available options to prevent or mitigate any covenant breaches, we cannot assure that we will be able to implement them timely or at all, or that they will enable us to meet all of our current covenants. In the unanticipated event that our cash flow and capital resources are not sufficient to fund our debt service obligations, we could be forced to reduce or delay capital expenditures, sell assets, obtain additional capital, enter into financings of our unencumbered vessels or restructure debt. Based on current circumstances, we believe we can continue to fund our working capital and routine capital expenditure needs through cash flow from operations or accessing available lines of credit. For further detailed information on our compliance with our financial covenants as of September 30, 2012, please see our Quarterly Report for the nine months ended September 30, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Because our debt obligations are represented by separate agreements with different lenders, in some cases the breach of any of these covenants or other default under one agreement may create an event of default under other agreements, resulting in the acceleration of our obligation to pay principal, interest and potential penalties under such other agreements (even though we may otherwise be in compliance with all of our obligations under those agreements). Thus, an event of default under a single agreement, including one that is technical in nature or otherwise not material, could result in the acceleration of significant indebtedness under multiple lending agreements. If amounts outstanding under such agreements were to be accelerated, there can be no assurance that our assets would generate sufficient cash flow to repay the accelerated indebtedness, or that our lenders would not proceed against the collateral securing that indebtedness.

Our business would be adversely affected if we failed to comply with the Jones Act, or if this law was modified or repealed.

A portion of our shipping operations and most of UOS’ shipping operations are conducted in the U.S. coastwise trade. Under U.S. federal laws known as the “Jones Act,” this trade is restricted to vessels built in the United States, owned and manned by U.S. citizens and registered under U.S. Flag. Our failure to comply with these restrictions could subject us to severe penalties, including the permanent loss of the right to engage in U.S. coastwise trade. If the Jones Act were repealed, substantially amended or waived, it could potentially result in additional competition from vessels built in generally lower-cost foreign shipyards and owned and manned by foreign nationals, which could have an adverse effect on our business, results of operations and financial condition. We cannot assure you that the Jones Act will not be repealed or modified in a way that would be detrimental to our business.

Terrorist attacks, piracy and international hostilities can affect the transportation industry, which could adversely affect our business.

Terrorist attacks or piracy attacks against merchant ships, the outbreak of war, or the existence of international hostilities could adversely affect us in several ways, including:

•	damaging the world economy;

•	adversely affecting the availability of and demand for transportation services generally, or our vessels in particular;

•	increasing the cost of insurance;

•	disrupting our vessel usage or deployment; and

•	adversely affecting the value of our vessels or our ability to profitably operate our vessels and serve our customers.

Over the past several years, piracy attacks on merchant ships have remained high, particularly in the Gulf of Aden and off the East Coast of Africa. We operate in a sector of the economy that we believe is particularly likely to be adversely impacted by the effects of political instability, terrorist attacks, war, international hostilities or piracy. In addition, we conduct operations in Indonesia, Southern Mexico and other areas that are particularly likely to be exposed to the risk of these potential adverse effects.

The market value of vessels fluctuates significantly, which could adversely affect our liquidity, result in breaches of our financing agreements or otherwise adversely affect our financial condition.

The market value of vessels fluctuates over time. The fluctuation in market value of vessels over time is based upon various factors, including:

•	the age of the vessel;

•	general economic and market conditions affecting the transportation industry, including the demand for cargoes and the availability of vessel financing;

•	the number of vessels in the world fleet;

•	the types and sizes of vessels available;

•	changes in trading patterns or trading routes that affect demand for particular sizes and types of vessels;

•	the cost of newbuildings and scrap prices;

•	prevailing levels of charter rates;

•	changes in regulation or competition from other shipping companies and other modes of transportation; and

•	technological advances in vessel design and propulsion.

Declining values of our vessels could adversely affect us in several respects, including reducing our liquidity by limiting our ability to raise cash by refinancing vessels. Declining vessel values could also result in a breach of loan covenants or trigger events of default under relevant financing agreements that require us to maintain certain loan-to-value ratios. In such instances, if we are unable or unwilling to pledge additional collateral to offset the decline in vessel values, our lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans.

In addition, accounting pronouncements require that we periodically review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Measurement of the impairment charge is based on the fair value of the asset as provided by third parties as compared to its carrying value. In this respect, management regularly reviews the carrying amount of our vessels in connection with the estimated recoverable amount for each vessel. Such reviews may from time to time result in asset write-downs that could adversely affect our financial condition and results of operations. For information on the impairment charge we recognized in 2010 in connection with our rail-ferry service, see “– Our Rail-Ferry Service has a history of losses, and we can give no assurances as to its future profitability.”

As a holding company with no operations of our own, we rely on payments from our operating companies to meet our obligations.

As a holding company without any material assets or operations, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under our long-term debt. The ability of our subsidiaries to generate sufficient cash flow from operations to allow us and them to make scheduled payments on our respective obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. Additionally, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts owed by us, or, subject to limited exceptions for tax-sharing purposes, to make any funds available to us to pay dividends or to repay our debt or other obligations. Our rights to receive assets of any subsidiary upon its liquidation or reorganization will also be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.

Our business and financial alternatives could be constrained by our current obligations and any future borrowings.

As a result of anticipated additional borrowings to finance the UOS acquisition, we will become more leveraged. See “Capitalization.” In addition to the liabilities recorded on our balance sheets, we owe substantial amounts under our long-term operating leases, and expect to owe additional amounts under the leases we anticipate entering into in connection with financing the pending UOS acquisition. See “Use of Proceeds” and “Prospectus Supplement Summary – Recent Events.”

Our leverage could have material adverse consequences for us, including:

•	hindering our ability to adjust to changing market, industry or economic conditions;

•	limiting our ability to access the capital markets to refinance maturing debt or to fund acquisitions of vessels or businesses;

•

requiring us to dedicate a substantial portion of our cash flow from operations to the payment of debt, thereby limiting the amount of free cash flow available for other purposes, including capital expenditures, dividends, stock repurchases or growth opportunities;

•	making us more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing us at a competitive disadvantage to those of our competitors who have less indebtedness.

We expect to periodically require financing to meet our debt obligations as they come due. Due to the unstable economy and the current credit market environment, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited, at terms that are acceptable to us or at all. In connection with executing our business strategies, from time to time we evaluate the possibility of acquiring additional vessels or businesses, and we may elect to finance such acquisitions by incurring additional indebtedness. Moreover, if we were to suffer uninsured material losses or liabilities, we could be required to borrow to fund liabilities that we could not pay with our operating cash flow. Our ability to arrange additional financing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain additional financing on terms acceptable to us or at all. If we are able to obtain additional financing, our credit may be adversely affected and our ability to satisfy our obligations under our current indebtedness could be adversely affected.

We cannot assure you that our access to the public debt markets will remain free of disruptions.

In the future, we may consider selling debt securities to refinance a portion of our maturing debt. Our ability to arrange any such financing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. Prevailing market conditions could be adversely affected by the ongoing sovereign debt crises in Europe, the failure of the United States to reduce its deficit in amounts deemed to be sufficient, downgrades in the credit ratings of the U.S. debt, contractions or limited growth in the economy or other similar adverse economic developments in the U.S. or abroad. As a result, we cannot assure that we will be able to obtain additional financing on terms acceptable to us or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce our debt obligations.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

The ability of our counterparties to perform their obligations under their contracts with us will depend upon a number of factors that are beyond our control and may include, among other things, general economic conditions and the overall financial condition of these counterparties, especially in light of the current global financial weakness. If our counterparties fail to honor their obligations under their agreements with us, we could sustain significant losses or a reduction in our vessel usage, both of which could have an adverse effect on our financial condition, results of operations and cash flows.

Older vessels have higher operating costs and are potentially less desirable to charterers.

The average age of the vessels in our fleet that we own or lease is approximately 12 years (nine years if our partially-owned Mini Bulk Carriers built in 2010 and 2011 are included in the average). The average age of UOS’ vessels actively providing services is approximately 33 years (which reflects the longer vessel lives typically associated with vessels deployed in U.S. coastwise trade). See “Prospectus Supplement Summary – International Shipholding Corporation – Pending Acquisition.” In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase and become more difficult to estimate with accuracy as the age of the vessel increases. Moreover, customers generally prefer modern vessels over older vessels, which places the older vessels at a competitive disadvantage, especially in weak markets. In addition, changes in governmental regulations, compliance with classification society standards and customer requirements or competition may require us to make additional expenditures for alterations or the addition of new equipment. In order to make such alterations or add such equipment, we may be required to take our vessels out of service, thereby reducing our revenues. Expenditures such as these may also require us to incur additional debt or raise additional capital. There can be no assurance that market or general economic conditions will enable us to replace our existing vessels with new vessels, justify the expenditures necessary to maintain our older vessels in good operating condition or enable us to operate our older vessels profitably during the remainder of their estimated useful lives.

Our Rail-Ferry Service has a history of losses, and we can give no assurances as to its future profitability.

This service began operating in February of 2001 and in the past has been unprofitable every year with the exceptions of 2008 and 2011. In 2009, the worldwide economic downturn negatively impacted the volumes and cargo rates for this service, especially on its northbound route to the U.S. As a result of a reduction in future anticipated cash flows generated by this service, we recognized a non-cash impairment charge of $25.4 million in the third quarter of 2010 to reduce the carrying value of these assets to their estimated fair value. With the reduced capital cost and an increase in cargoes, this segment was profitable in 2011 and for the nine months ended September 30, 2012. We cannot assure that this service will be operated profitably in the future.

We are subject to the risk of continuing high prices, and increasing prices, of the fuel we consume in our Rail-Ferry Service and Contract of Affreightment segments.

We are exposed to commodity price risks with respect to fuel consumption in our Rail-Ferry Service and Contract of Affreightment segments and in our revenue sharing agreements based on the number of voyage contracts concluded by the participating vessels. In addition, UOS is partially exposed to the risk of fuel price increases under its contracts of affreightment with its principal customers. See “Prospectus Supplement Summary – International Shipholding Corporation – Pending Acquisition.” We can give no assurance that we will be able to offset higher fuel costs due to the competitive nature of these operations. Although we currently have fuel surcharges in place, a material increase in current fuel prices that we cannot recover through these fuel cost surcharges could adversely affect our results of operations and financial condition.

Our business and operations are highly regulated, which can adversely affect our operations.

Our business and the shipping industry in general are subject to increasingly stringent laws and regulations governing our vessels, including workers’ health and safety, and the staffing, construction, operation, insurance and transfer of our vessels. Compliance with or the enforcement of these laws and regulations could have an adverse effect on our business, results of operations or financial condition. For example, in the event of war or national emergency, our U.S. Flag vessels are subject to requisition by the U.S. government. Although we would be entitled to compensation in the event of a requisition of our vessels, the amount and timing of such payments would be uncertain and there would be no guarantee that such amounts would be paid, or if paid, would fully satisfy lost profits associated with the requisition.

In addition, we are required by various governmental and quasi-governmental agencies to obtain and maintain certain permits, licenses and certificates with respect to our operations. In certain instances, the failure to obtain or maintain these authorizations could have an adverse effect on our business. We may also be required to periodically modify operating procedures or alter or introduce new equipment for our existing vessels to appropriately respond to changes in governmental regulation.

Our business and the operation of our vessels are subject to extensive international, national and local environmental, health and safety laws in the jurisdictions in which our vessels operate, as well as in the country or countries of their registration. Compliance with these laws and regulations can be costly. Failure to comply with these laws and regulations may result in penalties, sanctions or, in certain cases, the ultimate suspension or termination of our operations. Litigation initiated by an environmental advocacy group recently suspended a portion of UOS’ operations for approximately two years, and it is possible that similar suits could interrupt the operations of our incumbent or newly-acquired vessels.

International, national and local laws imposing liability for oil spills are also becoming increasingly stringent. Some impose joint, several, and in some cases, unlimited liability on owners, operators and charterers regardless of fault. We could be held liable as an owner, operator or charterer under these laws. In addition, under certain circumstances, we could also be held accountable under these laws for acts or omissions of our affiliates, our charterers or other parties in connection with the management or operation of our vessels. Liability for a catastrophic spill could exceed the insurance coverage we have available, and result in our having to liquidate assets to pay claims. In addition, we may be required to contribute to funds established by regulatory authorities for the remediation of oil pollution damage or to provide financial assurances for oil spill liability to regulatory authorities.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery of cargoes, and the levying of customs, duties, fines and other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our failure to pass inspection by classification societies and regulators could result in one or more of our vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry, as well as being subject to survey and inspection by shipping regulatory bodies. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention.

Due to the age of several of our vessels, the repairs and remediations required in connection with such classification society surveys and inspections may be extensive and require significant expenditures. Additionally, until such time as certain repairs and remediations required in connection with such surveys and inspections are completed (or if any vessel fails such a survey or inspection), the vessel may be unable to trade between ports and, therefore, would be unemployable. Any such loss of the use of a vessel could have an adverse impact on our financial condition and results of operations, and any such impact may be material.

We face periodic drydocking costs for our vessels, which can be substantial.

Vessels must be drydocked periodically for regulatory compliance and for maintenance and repair. Our drydocking requirements are subject to associated risks, including delay and cost overruns, lack of necessary equipment, unforeseen engineering problems, employee strikes or other work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor. A significant delay in drydockings could have an adverse effect on our contract commitments. The cost of repairs and renewals required at each drydock are difficult to predict with certainty and can be substantial. Our insurance does not cover these costs.

Marine transportation is inherently risky, and insurance may be insufficient to cover losses that may occur to our assets or result from our operations.

The operation of our vessels are subject to various inherent risks, including:

•	catastrophic marine disaster;

•	adverse weather conditions;

•	mechanical failure;

•	collisions;

•	hazardous substance spills;

•	seizure or expropriation of our vessels by governments, pirates, combatants or others; and

•	navigation and other human errors.

The occurrence of any of these events may result in, among other things, damage to or loss of our vessels and our vessels’ cargo or other property, delays in delivery of cargo, damage to other vessels and the environment, loss of revenues, termination of vessel charters or other contracts, fines, penalties or other restrictions on conducting business, damage to our reputation and customer relationships, and injury to personnel. Such occurrences may also result in a significant increase in our operating costs or liability to third parties.

Although we maintain insurance coverage against most of these risks at levels our management considers to be customary in the industry, risks may arise for which we are not adequately insured. Various claims, such as loss of hire, may not be covered by our policies. Additionally, any particular claim may be subject to deductibles, the aggregate amount of which could be material. We cannot assure you that we will be able to renew our existing insurance coverage at commercially reasonable rates or that insurance will remain available at reasonable rates for each of our foreseeable risks that we seek to insure, especially those relating to terrorism or piracy. Similarly, we cannot assure you that our insurance coverages will be adequate to cover future claims as they arise, or that available insurance will cover all foreseeable risks, particularly those involving catastrophic environmental liability. Any uninsured or underinsured loss could have an adverse effect on our financial performance or condition.

Additionally, certain of our insurance coverage is maintained through mutual “protection and indemnity” associations, which are mutual insurance clubs whose members must contribute payments to cover losses sustained by other club members. As a mutual club, a substantial portion of its continued viability to effectively manage liability risks is reliant upon the premiums paid by its members. As a member of such associations, we may incur the obligation to satisfy payments in addition to previously established or budgeted premiums to the extent member claims would surpass the reserves of the association. We may be subject to calls or premiums in amounts based not only on our own claim records, but also the claim records of all other members (or the members of affiliated clubs) over which we have no control. Our payment of these calls could result in significant additional expenses.

We are subject to risks associated with operating internationally.

Our non-domestic operations are subject to varying degrees of regulation in each of the foreign jurisdictions in which we provide services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions, and can change significantly over time. Future regulatory, judicial and legislative changes or interpretations may have a material adverse effect on our ability to deliver services in foreign jurisdictions.

In addition to these international regulatory risks, some of the other risks inherent in conducting business internationally include:

•	economic, political and social instability;

•	potential vessel seizure, terrorist attacks, piracy, kidnapping, the expropriation of assets and other governmental actions, many of which are not covered by our insurance;

•	currency restrictions and exchange rate fluctuations;

•	potential submission to the jurisdiction of a foreign court or arbitration panel;

•	pandemics or epidemics that disrupt worldwide trade or the movement of vessels;

•	import and export quotas;

•	longer payment cycles and problems collecting accounts receivable,

•	additional U.S. and other regulation of non-domestic operations, including regulation under the Foreign Corrupt Practices Act as well as other anti-corruption laws; and

•	the imposition of unanticipated or increased taxes, increased environmental and safety regulations or other forms of public and governmental regulation that increase our operating expenses.

Many of these risks are beyond our control, and we cannot predict the nature or the likelihood of the occurrence or corresponding effect of any such events, each of which could have an adverse effect on our financial condition and results of operations.

Our vessels could be seized by maritime claimants, which could result in a significant loss of earnings and cash flow for the related off-hire period.

Under general maritime law in many jurisdictions, crew members, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts or claims for damages. In many jurisdictions, a maritime lienholder may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow during the detainment period.

In some jurisdictions, under the extended “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any associated vessel under common ownership or control. Consequently, a claim may be asserted against us or any of our subsidiaries or our vessels for the liability of one or more of the other vessels we own. While we have insurance coverage for these types of claims, we cannot guarantee it will cover all of our potential exposure.

If we are unable to attract and retain skilled crew members, our reputation and ability to operate safely and efficiently may be harmed.

Our continued success depends in significant part on the continued services of the officers and seamen who operate our vessels. The market for qualified, experienced officers and seamen is extremely competitive and has grown more so in recent periods for a variety of reasons. We cannot assure you that we will continue to be successful in our efforts to recruit and retain properly skilled personnel at commercially reasonable salaries. Any failure to do so could adversely affect our ability to operate cost-effectively.

A substantial number of our shipboard employees are unionized. In the event of a strike or other work stoppage, our business and operations may be adversely affected .

As of September 30, 2012, all of our U.S. shipboard personnel were unionized employees covered by collective bargaining agreements. In connection with our pending acquisition of UOS, we plan to integrate UOS’ non-union personnel into our unions following the consummation of the transaction.

Given the prevalence of maritime trade unions and their corresponding influence over its members, the shipping industry is vulnerable to work stoppages and other potentially disruptive actions by employees. We may also have difficulty successfully negotiating renewals to our collective bargaining agreements with these unions or face resistance to any future efforts to place restraints on wages, reduce labor costs or moderate work practices. Any of these events may result in strikes, work disruptions and have other potentially adverse consequences. While we have experienced no strikes, work stoppages or other significant labor problems during the last ten years, we cannot assure that such events will not occur in the future or be material in nature. In the event we experience one or more strikes, work stoppages or other labor problems, our business and, in turn, our results of operations may be adversely affected.

Delays or cost overruns in building new vessels (including the failure to deliver new vessels) could harm us.

Building new vessels is subject to risks of delay (including the failure to timely deliver new vessels to customers) or cost overruns caused by one or more of the following:

•	financial difficulties of the shipyard building a vessel, including bankruptcy;

•	unforeseen quality or engineering problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases;

•	delays in receipt of necessary materials or equipment;

•	changes to design specifications; and

•	inability to obtain the requisite permits, approvals or certifications from governmental authorities and the applicable classification society upon completion of work.

Significant delays, cost overruns and failure to timely deliver new vessels to customers could adversely affect us in several ways, including delaying the implementation of our business strategies or materially increasing our expected contract commitments to customers.

Some of our employees are covered by laws limiting our protection from exposure to certain claims.

Some of our employees are covered by several maritime laws, statutes and regulations which circumvent and nullify certain liability limits established by state workers’ compensation laws, including provisions of the Jones Act, the Death on the High Seas Act, and the Seamen’s Wage Act. We are not generally protected by the limits imposed by state workers’ compensation statutes for these particular employees, and as a result, our exposure for claims asserted by these employees may be greater than would otherwise be the case.

We are subject to the control of our principal stockholders.

As of March 2, 2012, three of our directors, Erik F. Johnsen, Niels M. Johnsen and Erik L. Johnsen, and their respective family members and affiliated entities, beneficially owned an aggregate of 23.27% of our common stock. Niels M. Johnsen and Erik L. Johnsen are also executive officers of the Company, and their respective fathers are former executive officers. Erik F. Johnsen, father to Erik L. Johnsen, continued to provide consulting services to us through December 31, 2011, and served as a director through April 25, 2012. As a result, the Johnsen family may have the ability to exert significant influence over our affairs and management, including the election of directors, delaying or preventing a change of control transaction, and effecting other corporate actions requiring stockholder approval.

We have a Yen-denominated loan and volatility in the USD/Yen exchange rate could cause material adjustments to the earnings we report each quarter.

We have a Yen-denominated loan of Yen 3,755,848,000 which at September 30, 2012, the remaining outstanding balance of which equated to a USD $47.9 million liability at a USD/Yen exchange rate of 77.93. As described further in our periodic SEC reports, current accounting guidelines require us to record adjustments to our earnings each quarter based on the impact that changes in exchange rates have on our liability under this loan. Volatility in the USD/Yen exchange ratios could cause material adjustments to the earnings we report each quarter.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

While we incur most of our expenses in U.S. dollars, we have in the past incurred operating expenses in other currencies, most notably the Mexican Peso and Indonesian Rupiah. Declines in the value of the U.S. dollar relative to the currencies in these jurisdictions, or other currencies in which we may in the future incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

We selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

In the ordinary course of our business, we are exposed to foreign currency, interest rate, and commodity price risks. From time to time, we utilize derivative financial instruments including interest rate swap agreements and forward exchange contracts, and in the past we have also utilized commodity swap agreements to manage certain of these exposures. We hedge only firm commitments or anticipated transactions and do not use derivatives for speculation. We neither hold nor issue financial instruments for trading purposes. Nevertheless, even though our hedging strategies are designed to manage our exposure to interest rate fluctuations, entering into swaps and forward exchange contracts is inherently risky. The derivative strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs or charges against our income. For further information, see “Item 7a – Quantitative and Qualitative Disclosure About Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Loss of our senior management or other key personnel could have an adverse effect on our business, financial condition and results of operations.

Our future success will depend, in significant part, upon the continued services of our senior management team and other key personnel, especially those of our Chief Executive Officer, President, and Chief Financial Officer, who have substantial experience in the shipping industry and over 108 years of collective experience with us. We believe that the experience of our senior management team is a vital component to maintain long-term relationships with our customers. Similarly, we expect that UOS’ senior management team will be integral to maintaining long-term relationships with UOS’ key customers. The loss of the services of any of these individuals could adversely affect our future operating results, and we may have to incur significant costs to find sufficient replacements for them, if available.

We are susceptible to severe weather and natural disasters.

Given the nature and scope of our operations, we are constantly vulnerable to disruption as a result of adverse weather conditions, including hurricanes, typhoons, earthquakes and other natural disasters. These types of events may, among other things:

•

hinder our ability to effectively and timely provide scheduled service to our customers whether due to damage to our properties, to our customers’ operations, or to dock or other transportation facilities;

•	interfere with our terminal operations;

•	damage our vessels and equipment; or

•	result in injury or death to our employees.

Any of these factors, especially to the extent not fully covered by insurance, could have an adverse effect on our business, financial condition and results of operation.

We may be required to contribute cash to meet our obligations under certain multi-employer pension plans, and may have exposure if we terminate our participation in these plans.

Domestically, we participate in and make periodic contributions to various multi-employer pension plans under union and industry-wide agreements that generally provide defined benefits to employees covered by collective bargaining agreements. Funding requirements for benefit obligations of multi-employer pension plans are subject to certain regulatory requirements and we may be required to make cash contributions which may be material to one or more of these plans to satisfy certain underfunded benefit obligations. In addition, if a multi-employer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service may impose certain penalties and taxes.

Absent an applicable exemption, a contributor to a multi-employer plan is liable, upon termination or withdrawal from the plan, for its proportionate share of the plan’s underfunded vested liability. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination may be material to our financial position and results of operations. Moreover, in the event that any other contributing employer withdraws from any plan that is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits.

We are exposed to various tax risks.

As a taxpayer, we are subject to frequent and regular audits and examinations by the Internal Revenue Service, as well as state and local tax authorities. Because the ultimate outcomes of these matters are uncertain, we can give no assurance as to whether an adverse result from one or more of them will have a material effect on our financial results.

We believe that we should not be subject to tax under the laws of any country other than the United States or Singapore in which we conduct activities or in which our customers are located. However, our belief is based on our understanding of the tax laws of those countries, and our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law or interpretation. We cannot determine in advance the extent to which certain jurisdictions may require us to pay tax or to make payments in lieu of tax. In addition, payments due to us from our customers could potentially be subject to tax claims.

Changes in the tax rate on dividends could adversely affect our stock price.

The current maximum U.S. tax rate of 15% on qualified dividends is scheduled to rise to a maximum rate of 39.6% on January 1, 2013 if Congress does not otherwise act. In addition, dividends received by certain investors may be subject to a new 3.8% Medicare tax on unearned income beginning on January 1, 2013. An increase in the U.S. tax rate on dividends could reduce demand for our stock, which could potentially depress its trading price.

We are exposed to risks arising out of recent legislation affecting U.S. public companies, including risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related regulations implemented thereunder, have increased legal and financial compliance costs and made some activities more time consuming. Any future failure to successfully or timely complete annual assessments of our internal controls required by Section 404 of the Sarbanes-Oxley Act could subject us to sanctions or investigation by regulatory authorities, which could in turn adversely affect our financial results or investors’ confidence in us. If we fail to maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner, which could in certain instances limit our ability to borrow or raise capital.

If conditions or assumptions differ from the judgments, assumptions or estimates used in our critical accounting policies, the accuracy of our financial statements and related disclosures could be affected.

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. For a discussion of our critical accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011, which we incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.” If future events or assumptions differ significantly from the judgments, assumptions and estimates in our critical accounting policies, these events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Risk Factors Relating to Our Pending Acquisition of UOS

The completion of the UOS acquisition is subject to the satisfaction or waiver of various closing conditions.

The completion of the UOS acquisition is subject to the satisfaction or waiver of various closing conditions. We cannot assure you that all of these conditions will be met or waived in a timely manner, or at all. See “Prospectus Supplement Summary – Pending Acquisition.”

Failure to complete the acquisition could negatively impact our stock price and our future business and financial results.

The funds to be obtained in connection with this offering comprise only a portion of the funds necessary to finance the UOS acquisition, and we cannot assure you that we will be successful in obtaining the remaining funds necessary to finance such acquisition. See “Use of Proceeds.” If the acquisition is not completed for any reason, (i) we will not attain any of the potential benefits associated with the UOS acquisition, (ii) our ongoing business could be adversely affected and (iii) we will be subject to several risks, including the following:

•	being required, under certain circumstances, to pay a termination fee of 10% of the UOS purchase price;

•	having to pay certain costs relating to the proposed acquisition, such as legal, accounting, financial advisor and filing fees; and

•	focusing our management on the acquisition instead of on pursuing other opportunities that could be beneficial to us, without realizing any of the benefits of having the acquisition completed.

If the UOS acquisition is not completed, we cannot assure you that these risks will not materialize and will not materially affect our business, financial results or stock price.

The pendency of the UOS acquisition could adversely affect our business and operations.

In connection with the pending UOS acquisition, current and prospective employees of UOS or us may experience uncertainty about their future roles with us following the acquisition, which may materially adversely affect the ability of UOS and us to attract, retain and motivate key personnel during the pendency of the acquisition and which may materially adversely divert attention from the daily activities of UOS’ and our existing employees. Similarly, some customers or vendors of each of UOS or us may delay or defer decisions, which could negatively impact the business of UOS or us, regardless of whether the acquisition is completed. In addition, due to operating covenants in the Purchase Agreement, UOS may be unable, during the pendency of the acquisition, to pursue strategic transactions, undertake significant capital projects and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Assuming the UOS acquisition is consummated, we may be unable to successfully integrate UOS’ business and realize the anticipated benefits of the acquisition.

UOS and we currently operate as independent companies. After the acquisition, we plan to operate UOS as a separate subsidiary while retaining its current management team. Nonetheless, we will be required to devote significant management attention and resources to integrating the business practices and operations of the two respective companies. Potential difficulties that we may encounter in the integration process include the following:

•	the inability to combine the businesses of UOS and us in a manner that permits us to achieve the benefits we anticipate from the acquisition;

•	lost sales if customers of either UOS or us decide not to do business with us after the acquisition;

•	the failure to retain key employees of either UOS or us; and

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with the acquisition.

For all these reasons, you should be aware that it is possible that the integration process following the UOS acquisition could distract our management or disrupt our ongoing business, which could in turn adversely affect our ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the acquisition, or could otherwise adversely affect our business and financial results.

We expect to incur transaction and integration expenses related to the UOS acquisition.

We expect to incur certain expenses in connection with completing the UOS acquisition and integrating many of UOS’ operations, policies and procedures with ours. These expenses include wage and benefit increases necessary to integrate UOS’ non-union personnel into our unions, as well as certain transaction costs. While we have assumed that a certain amount of transaction and integration expenses will be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of these expenses.

Any additional future acquisitions of vessels or businesses by us would subject us to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact our capital structure.

From time to time in the future we may pursue other acquisition opportunities in an effort to implement our business strategies. Acquisitions may be of individual or groups of vessels or of businesses. To the extent we acquire a business that is financially unstable or is otherwise subject to a high level of risk, we may be affected by the currently unascertainable risks of that business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular business or assets that we may acquire. In addition, the financing of any future acquisition completed by us could adversely impact our capital structure as any such financing would likely include the issuance of additional securities or the borrowing of additional funds. Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate an acquisition, we do not expect to ask our stockholders to vote on any proposed acquisition.

Risks Related To Our Common Shares

The market price of our common shares may be unpredictable and volatile.

The market price of our common shares may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the tanker industry, market conditions in our industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors, our sales of our common shares and the general state of the securities market.

For all the reasons noted above “Risk Factors – Risks Related To Our Business,” our industry has historically been highly unpredictable and volatile. Consequently, the market for our common stock may be equally volatile. Therefore, we cannot assure you that you will be able to sell shares acquired in this offering at a price equal to or greater than the offering price.

Our stock is thinly traded, which may make it difficult for you to sell our common stock.

The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering will have on the volume or trading price of our common stock. We cannot provide assurance that you will be able to sell shares acquired in this offering at a price equal to or greater than the offering price.

Future sales of our common shares could cause the market price of our common shares to decline.

Sales of a substantial number of our common shares in the public market, or the perception that these sales could occur, may depress the market price for our common shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

We may issue additional common shares in the future and our shareholders may elect to sell large numbers of shares held by them from time to time. Our authorized capital stock consists of 20,000,000 shares, par value $1.00 per share, of which 7,203,935 common shares are outstanding as of September 30, 2012.

We may not pay cash dividends on our common shares as intended.

As noted under “Dividend Policy,” we currently pay a quarterly cash dividend in respect of our common stock. While our Board currently plans to continue our dividend program, our stockholders may not receive additional dividends in the future for reasons that may include, without limitation, any of the following factors:

•

we may not have enough cash to pay such dividends due to changes in our cash requirements, capital or vessel spending plans, strategic objectives, results of operation, cash flow or financial position;

•	debt covenants and corporate law limitations could restrict our ability to pay dividends, or the ability of our subsidiaries to pay dividends to us; and

•

the actual amount of dividends distributed and the decision to make any distribution remains at all times entirely at the discretion of our Board of Directors, who are free to change or suspend our dividend program at any time for any reason.

Our common stockholders should be aware that they have no contractual or other legal right to dividends.

Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay us dividends. In addition, the financing arrangements for indebtedness we incur in connection with purchasing new or existing vessels may further restrict our ability to pay dividends. In the event of any insolvency, bankruptcy or similar proceedings of a subsidiary, creditors of such subsidiary would generally be entitled to priority over us with respect to assets of the affected subsidiary.

Any payment of cash dividends could slow our ability to renew and expand our fleet, or limit our ability to pursue other growth opportunities.

Our capital stock is subject to restriction on foreign ownership and possible required divestiture by non-U.S. citizen stockholders.

Under U.S. maritime laws, in order for us to maintain our eligibility to own and operate vessels in the U.S. domestic trade, 75% of our outstanding capital stock and voting power is required to be held by U.S. citizens.

Although our amended and restated certificate of incorporation contains provisions limiting non-citizenship ownership of our capital stock, we could lose our ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of U.S. citizen ownership. Such loss would have a material adverse effect on our results of operations.

If our Board of Directors determines that persons who are not citizens of the U.S. own more than 23% of our outstanding capital stock or more than 23% of our voting power, we may redeem such stock or, if redemption is not permitted by applicable law or if our Board of Directors, in its discretion, elects not to make such redemption, we may require the non-citizens who most recently acquired shares to divest such excess shares to persons who are U.S. citizens in such manner as our Board of Directors directs. For additional information, see “Description of Capital Stock – Stock Ownership Requirements” in the accompanying prospectus. If a non-citizen purchases our shares, there can be no assurance that he or she will not be required to divest the shares. Such restrictions and redemption rights may make our common stock less attractive to potential investors, which may result in our publicly-traded common stock having a lower market price than it might have in the absence of such restrictions and redemption rights.

Provisions in our organizational documents would make it difficult for a third party to acquire us, even if such a transaction is beneficial to our stockholders.

Our organizational documents:

•	provide for blank check preferred stock;

•	prevent stockholders from calling special stockholder meetings or voting cumulatively;

•	impose certain foreign ownership limits with respect to our stock (as described further above); and

•	include various other provisions that could impede, delay or prevent certain takeovers or change of control transactions.

For additional information, see “Description of Capital Stock” in the accompanying prospectus. In addition, as noted under “Risk Factors – Risk Factors Related To Our Business – We are subject to the control of our principal stockholders,” the Johnsen family beneficially owns a substantial portion of our common stock. These provisions and circumstances could deter a third party from tendering for the purchase of some or all of our shares. These provisions and circumstances may have the effect of impeding, delaying or preventing changes of control of the ownership and management of ISH, even if such transactions would have significant benefits to our stockholders.

USE OF PROCEEDS

Our net proceeds from the sale of the shares are expected to be approximately $         million, after deducting underwriting discounts and our estimated expenses, and assuming the underwriters do not exercise their over-allotment option. Based on our current financing plans, we intend to use these net proceeds for general corporate purposes including, but not limited to, using a portion of such net proceeds in connection with our pending acquisition of UOS. See “Prospectus Supplement Summary – International Shipholding Corporation – Pending Acquisition.”

We currently expect to fund the UOS acquisition price and related transaction expenses through a combination of (i) sale-leaseback transactions, in which we propose to sell and lease back two of our vessels for estimated proceeds of approximately $63 million, (ii) a five-year term loan for approximately $28.5 million to be secured by UOS’ operating assets, (iii) cash on hand (which equaled approximately $12.7 million at September 30, 2012) and (iv) a draw on our existing revolving credit facility. If deemed necessary or prudent by us, we could also fund a portion of the UOS transaction price and expenses with proceeds from the sale of our marketable securities (which were valued at $13.4 million at September 30, 2012). We also have commitment letters from two lenders to provide us with an aggregate of up to $65.0 million of bridge financing subject to certain conditions, but currently do not plan to borrow funds under either of these bridge facilities if we successfully complete our proposed sale-leaseback transactions and obtain our new term loan.

Depending on the respective closing dates of the UOS acquisition and this offering, we currently intend to use a portion of the net proceeds from our sale of shares hereunder to either pay a portion of the UOS transaction price and expenses, or to repay debt incurred by us in connection with such transaction. We cannot assure you that we will complete our above-described financing transactions in the manner currently contemplated, or at all. We reserve the right to change our financing plans and to use some, more or all of the net proceeds from this offering to fund the UOS transaction price and expenses, or to repay any bridge, revolving or other temporary financing that we obtain to finance the UOS acquisition.

Pending our use of the net proceeds from this offering, we intend to invest them in short-term investment grade, interest-bearing securities.

SHARE PRICE INFORMATION

Our common shares are listed on the New York Stock Exchange under the symbol “ISH.” The following table shows the high and low sales closing prices for our common shares during the indicated periods.

	HIGH	LOW
2010
First Quarter	$31.94	$26.55
Second Quarter	$32.36	$21.10
Third Quarter	$28.58	$21.12
Fourth Quarter	$29.03	$24.15
2011
First Quarter	$27.09	$22.50
Second Quarter	$26.09	$20.01
Third Quarter	$21.90	$16.65
Fourth Quarter	$21.21	$16.66
2012
First Quarter	$23.38	$19.06
Second Quarter	$23.35	$17.85
Third Quarter	$20.40	$16.41
Fourth Quarter(1)	$16.97	$16.01

(1)	Through November 8, 2012.

On November 8, 2012, there were 387 holders of record of our common stock and the last reported sale price of our common stock on the New York Stock Exchange was $16.01 per share.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2012:

•	on an actual basis;

•	on an as adjusted basis to reflect our pending acquisition of UOS; and

•	on an as adjusted basis to reflect the combined effects of the completion of (i) the UOS acquisition and (ii) this offering.

As of September 30, 2012, we had $12.7 million in cash and cash equivalents and $13.4 million in marketable securities. See “Prospectus Supplement Summary – Selected Summary Consolidated Financial Data.”

You should read the following table in conjunction with “Use of Proceeds” herein and our consolidated financial statements and the notes thereto, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2012
	Actual	As adjusted for UOS acquisition(1)	As adjusted for UOS acquisition and offering(2)
	(unaudited; dollars in thousands)
Long-term debt and liabilities:
Secured notes payable (including current maturities)	$203,611	$203,611		$203,611
Secured term loan	—	28,500		28,500
Unsecured line of credit(3)	10,000	10,000		10,000

Subtotal	213,611	242,111		242,111
Lease incentive obligation	6,338	6,338		6,338
Other	62,073	63,793		63,793

Total long-term debt and liabilities	282,022	312,242		312,242

Stockholders’ equity:
Common stock, $1.00 par value, 20,000,000 shares authorized and 7,203,860 shares issued and outstanding at September 30, 2012	8,617	8,617
Additional paid-in capital	86,041	86,041
Retained earnings	207,919	207,919
Treasury stock, 1,388,066 shares at September 30, 2012	(25,403)	(25,403)		(25,403)
Accumulated other comprehensive loss	(23,563)	(23,563)		(23,563)

Total stockholders’ equity	253,611	253,611

Total capitalization	$535,633	$565,853	$

(1)

This column reflects the effects of the UOS acquisition, based on the assumption that the UOS acquisition was completed as of September 30, 2012 without incurring any additional debt other than the new $28.5 million term loan referred to under “Use of Proceeds.” For further information on the UOS acquisition, see “Prospectus Supplement Summary – International Shipholding Corporation – Pending Acquisition.”

(2)	In addition to the effects of the UOS acquisition summarized in footnote 1, this column reflects our issuance of the shares of common stock offered hereby.
(3)	Does not reflect additional borrowings under this line of credit since September 30, 2012.

DESCRIPTION OF THE SHARES

Please refer to the section entitled “Description of Capital Stock” on page 4 of the accompanying prospectus for a summary description of the terms of our common stock being offered hereby.

DIVIDEND POLICY

Subject to the limitations discussed below, we currently intend to continue to pay regular quarterly cash dividends on our common shares. In late October 2008, our Board of Directors authorized the reinstitution of a quarterly cash dividend program beginning in the fourth quarter of 2008. Since then, our Board of Directors has declared a cash dividend each quarter in respect of our common stock. Since the second quarter of 2012, our quarterly dividend rate has been $0.25 per share of common stock.

On October 25, 2012, our Board of Directors declared a dividend of $0.25 per share payable on December 3, 2012 to stockholders of record on November 16, 2012. Investors who purchase common stock in connection with this offering will not be entitled to receive this dividend with respect to their purchased shares.

There can be no assurance that we will pay dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our Board of Directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan agreement restrictions binding us or our subsidiaries, as well as other relevant factors. A wide variety of future events, whether foreseeable or unforeseeable, could result in our Board curtailing or terminating the quarterly dividend. Any payment of cash dividends could slow or impede our ability to renew and expand our fleet or pursue other organic or strategic growth initiatives.

Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. In addition, cash dividends can be paid only to the extent permitted by Delaware law and our financial covenants. See “Risk Factors – Risks Related to our Common Shares – We may not pay cash dividends as intended.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax consequences that apply to non-U.S. holders (as defined below) of shares of our common stock. Except where noted, this discussion deals only with shares of common stock held as capital assets (generally, property held for investment) by a non-U.S. holder and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a dealer in securities or a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person who is an investor in a pass-through entity or subject to the alternative minimum tax;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	a U.S. expatriate, a former U.S. citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different than those summarized below. This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a share of common stock who is an individual, corporation, estate or trust and who is not a U.S. holder.

If an entity classified as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock, we urge you to consult your own tax advisors.

Dividends

Any dividends paid to you with respect to the shares of common stock will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In order to obtain a reduced rate of withholding, you will be required to provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN (or other applicable form) certifying your entitlement to benefits under a treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate U.S. federal income tax rates. You will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

You will recognize gain or loss on the sale, exchange, redemption or other taxable disposition of shares of common stock. Nevertheless, subject to the discussions below concerning backup withholding and “FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities”, gain generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are a non-U.S. individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in the common stock (i.e., a domestic corporation the fair market value of whose “United States real property interests,” or USRPIs, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business).

If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition at applicable graduated individual or corporate U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, although a substantial portion of our assets consist of USRPIs, we believe based on current and historical valuations of our assets that we are not and have not been a USRPHC for U.S. federal income tax purposes. Nevertheless, no assurances can be made that the IRS will not take a contrary position or that our circumstances will not change in the future (including changes to the values of our assets and future acquisitions and divestitures of such assets). However, in the event that we are or become a USRPHC at any time during the applicable period described above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to U.S. federal income tax, including any applicable withholding tax, if either (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (ii) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the U.S. tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or applicable tax information exchange agreement.

In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and you certify, under penalties of perjury, that you are not a U.S. person, or you otherwise establish an exemption.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with certain certification and information reporting requirements (that are different than, and in addition to, the withholding and certification requirements described above under “– Dividends” and “– Information Reporting and Backup Withholding”).

The obligation to withhold under FATCA is currently expected to apply to dividend payments made on or after January 1, 2014 and the gross proceeds from the sale or other disposition of stock received on or after January 1, 2015.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the common stock.

The foregoing discussion is for general information only and should not be viewed as tax advice. Investors considering the purchase of our common stock should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of estate, state, local or foreign tax laws and tax treaties.

UNDERWRITING

General

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has agreed, severally but not jointly, to purchase, the number of shares set forth opposite its name below:

Underwriter	Number of Shares
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
DNB Markets, Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all shares in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below.

We have granted to the underwriters a 30-day option to purchase from us, from time to time, in whole or in part, up to an aggregate              additional shares at a price of $         per share to cover over-allotments.

The underwriters propose to offer the shares at the public offering price on the cover page of this prospectus supplement at that price less a selling concession of $         per share. The underwriters may allow a discount of $         per share on sales to other broker/dealers. After the public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The expenses of the offering that are payable by us are estimated to be $         (excluding underwriting discounts and commissions).

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Lock-Up Agreements

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our shares or securities convertible into or exchangeable or exercisable for any of our shares, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of the underwriters, for a period of 90 days after the date of this prospectus supplement, except grants of employee stock options pursuant to the terms of a plan in effect on the date of this prospectus supplement or issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

Each of our directors and officers and certain of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our shares or securities convertible into or exchangeable or exercisable for any of our shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our shares, whether any of these transactions are to be settled by delivery of our shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriters, for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

The restrictions described in the preceding paragraph do not apply to:

•

transactions by a shareholder relating to shares or other securities acquired in open market transactions after the completion of this offering; provided that no filing by any party under the Securities Exchange Act of 1934 (the “Exchange Act”) is required or voluntarily made;

•	transfers by a shareholder of shares or any security convertible into, or exercisable or exchangeable for shares as a bona fide gift;

•	distributions by a shareholder of shares or any security convertible into, or exercisable or exchangeable for shares to limited partners or shareholders of such shareholder; or

•

transfers by a shareholder of shares or any security convertible into, or exercisable or exchangeable for shares to any immediate family member of such shareholder or any trust or other entity for the direct or indirect benefit of such shareholder or the immediate family of such shareholder;

provided, with respect to the transfers described in the last three bullet points above, that any donee, distributee, transferee or beneficiary agrees to be subject to the restrictions described in the preceding paragraph.

The underwriters, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Stabilization and Short Positions

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. If the underwriters sell more shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the selling group members that will make internet distributions on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to us (including services of DNB Markets, Inc. in connection with the UOS acquisition), for which they have received or will receive customary fees and expenses.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as relevant persons ). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

The validity of the issuance of the shares being offered in this prospectus supplement have been passed on for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. Certain matters related to this offering will be passed upon for the underwriters by Squire Sanders (US) LLP, Cleveland, Ohio.

EXPERTS

The financial statements as of December 31, 2011 and for the year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of International Shipholding Corporation at December 31, 2010 and for the two years in the period ended December 31, 2010 appearing in International Shipholding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

International Shipholding Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

UNITS

We may from time to time sell common stock, preferred stock, debt securities, warrants and units in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $200,000,000. The securities described in this prospectus may be convertible into or exercisable or exchangeable for other securities. The securities offered by this prospectus may be sold separately, together or in combination with any other securities offered hereby.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific amounts, prices and terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in any securities, you should read carefully this prospectus and the applicable prospectus supplement, together with the additional information described below.

We may sell these securities directly to our stockholders or to purchasers or through underwriters, dealers or other agents as designated from time to time.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ISH.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K, and in our subsequent quarterly reports, filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities or Exchange Commission, or SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement is accurate as of any date other than the date on the front cover of those documents. The information contained in our website, www.intship.com, is not a part of this prospectus, any prospectus supplement or any free writing prospectus.

The terms “Company,” “we,” “us” and “our” refer to International Shipholding Corporation, and not any of our subsidiaries (unless the context otherwise requires and except in connection with the description of our business under the heading “International Shipholding Corporation,” where such terms refer to the consolidated operations of the Company and its subsidiaries). The term “newbuildings” means a vessel that is under construction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. These summaries are not meant to be a complete description of such securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the amounts, prices and terms of the securities offered, which may differ from or supersede some or all of the general terms summarized in this prospectus. The prospectus supplement may also add, update or change other information contained in or incorporated into this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

INTERNATIONAL SHIPHOLDING CORPORATION

Through our subsidiaries, we operate a diversified fleet of U.S. and international flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term time charters or contracts of affreightment. As of September 30, 2010, we owned or operated 25 ocean-going vessels and had 15 newbuildings on order for future delivery.

Our current operating fleet of 25 ocean-going vessels consists of:

•	Six U.S. flag Pure Car/Truck Carriers specifically designed to transport fully assembled automobiles, trucks and larger vehicles,

•	Three International flag Pure Car/Truck Carriers with the capability of transporting heavyweight and large dimension trucks and buses, as well as automobiles,

•	Two multi-purpose vessels, two container vessels and one tanker vessel, which are used to transport supplies for the Indonesian operations of a mining company,

•	One U.S. flag Molten Sulphur Carrier, which is used to carry molten sulphur from Texas to a processing plant on the Florida Gulf Coast,

•	Two special purpose vessels modified as Roll-On/Roll-Off vessels to transport loaded rail cars between the U.S. Gulf and Mexico,

•	One U.S. flag conveyor belt-equipped self-unloading Coal Carrier, which carries coal in the coastwise trade,

•	Three Roll-On/Roll-Off vessels that permit rapid deployment of rolling stock, munitions, and other military cargoes requiring special handling,

•	Two U.S. flag container vessels, and

•	Two Capesize Bulk Carriers in which we own a 50% interest of each.

We also have the following interests in the following 15 newbuildings:

•	Three Double Hull Handy-Size Bulk Carrier newbuildings in which we own a 100% interest of each,

•	Two Handymax Bulk Carriers newbuildings in which we own a 50% interest of each, and

•	Ten Mini-Bulker newbuildings in which we own a 25% interest of each.

Our fleet is deployed by our principal operating subsidiaries, Central Gulf Lines, Inc., LCI Shipholdings, Inc., Waterman Steamship Corporation, CG Railway, Inc., Enterprise Ship Company, Inc., and East Gulf Shipholding, Inc. Other of our subsidiaries provide ship charter brokerage, agency and other specialized services.

Our principal executive offices are located at 11 North Water Street, Suite 18290, Mobile, Alabama 36602, and our telephone number is (251) 243-9100. Our website is located at www.intship.com. The information on our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. In addition, any prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the securities being offered thereby.

THE OFFERING

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.

We may sell from time to time, in one or more offerings:

•	common stock,

•	preferred stock, which may be convertible into shares of our common stock or other securities,

•	debt securities,

•	warrants to purchase any of the securities listed above, and

•	units consisting of two or more of the above-mentioned securities in any combination thereof.

Our ability to sell certain of these securities could be limited by current agreements with debtholders or other factors, and you should not assume that we will be able to issue any or all of these securities if and when we require cash.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for pursuing business opportunities and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth unaudited information on the ratio of our earnings to certain fixed charges on a consolidated basis for the periods presented. For purposes of the ratios presented below, (i) earnings consist of income from continuing operations before income taxes, equity in net income of unconsolidated entities, fixed charges and certain other expenses, (ii) fixed charges include interest expense, estimated interest on rent expense and interest capitalized, and (iii) preferred stock dividends consist of the preferred stock dividend costs of

International Shipholding Corporation. We have assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.

	(unaudited)
	Year Ended December 31,					Six Months Ended June 30, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	1.27	1.85	1.45	2.07	3.18	2.97
Ratio of earnings to fixed charges and preferred stock dividends(1). . . . . .	1.12	1.64	1.28	2.06	3.18	2.97

(1)	As of February 4, 2008, the Company no longer had any shares of its 6% Convertible Exchangeable Preferred Stock outstanding.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the capital stock offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the capital stock offered under that applicable prospectus supplement.

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation and our amended and restated bylaws. Copies of our amended and restated certificate of incorporation (including certificates of designation that we may file from time to time describing the terms of our Preferred Stock) and our amended and restated bylaws, which we refer to below respectively as our Charter and our Bylaws, are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

Authorized Capital Stock

Our authorized capital stock consists of 20 million shares of common stock, $1.00 par value per share, which we refer to as the Common Stock, of which 7,208,159 shares were outstanding as of September 30, 2010, and one million shares of preferred stock, $1.00 par value per share, which we refer to as the Preferred Stock, none of which are currently outstanding.

Common Stock

All of the rights of the holders of our Common Stock described below are subject to the terms of our Charter described below under “Stock Ownership Requirements.”

Dividend Rights. Subject to the preferences of any Preferred Stock and any other stock ranking prior to the Common Stock as to dividends, holders of our Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor.

Voting Rights. Each holder of record of Common Stock is entitled to one vote for each share on all matters on which stockholders are entitled to vote. Holders of our common stock do not have cumulative voting rights.

Liquidation Rights. Upon the dissolution, liquidation or winding up of International Shipholding Corporation, after payments of debts and expenses and payment of the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of our Common Stock will be entitled to receive all remaining assets of International Shipholding Corporation ratably in proportion to the number of shares held by them, unless and to the extent that holders of Preferred Stock are entitled to participate with the holders of our Common Stock in receiving distributions of such remaining assets.

Pre-emptive and Other Rights. Holders of our Common Stock have no pre-emptive, subscription or conversion rights and are not subject to further calls or assessments, or rights of redemption by us.

NYSE. Our Common Stock is listed on the New York Stock Exchange under the trading symbol “ISH.”

Transfer Agent. The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

Authority of the Board to Issue. Our Board of Directors is authorized, without action of our stockholders, to issue Preferred Stock from time to time in one or more series and to establish the voting powers, designations, preferences and relative, optional or other special rights and qualifications, limitations or restrictions, of such series, to the full extent permitted by law. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to each series of Preferred Stock that may be issued: (i) the number of shares constituting such series, which may be increased or decreased in accordance with our Charter; (ii) the dividend rights and the dividend preferences, if any, over any other class or series; (iii) the liquidation rights and the liquidation preferences, if any, over any other class or series; (iv) the time during which, the price at which, and the terms and conditions on which shares may be redeemed; (v) the terms of any purchase, retirement or sinking funds; (vi) the terms and conditions of any conversion or exchange of such shares for shares of any other series, class or any other securities; and (vii) any voting powers.

All of the rights of the holders of Preferred Stock described herein are subject to the terms of our Charter described below under “Stock Ownership Requirements.”

Dividend Rights. No holders of any series of Preferred Stock will be entitled to receive any dividends thereon other than those specifically provided for by our Charter or by resolution of the Board of Directors providing for the issue of such series of Preferred Stock. No accumulated dividends on Preferred Stock will bear interest.

Liquidation Rights. In the event of any liquidation of International Shipholding Corporation, the holders of Preferred Stock of each series will be entitled to receive only such amount as will have been fixed by our Charter or by resolution of the Board of Directors providing for the issue of such series. Our consolidation or merger with or into another corporation or a sale, lease or exchange of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up, within the meaning of such terms in our Charter.

Other Terms. We may issue preferred stock in one or more series. The specific description of any particular series of preferred stock in the related prospectus supplement will not be complete. For more information, you should refer to the applicable provisions in our Charter relating to each series of preferred stock that we have filed or will file with the SEC.

Stock Ownership Requirements.

We must comply with certain stock ownership requirements in order to assure that we will be permitted to engage in United States coastwise trade, as well as participate in certain financing and other maritime programs administered by the United States Maritime Administration, or MARAD. To assure such compliance, our Charter includes certain provisions designed to enable us to regulate the ownership of our capital stock by persons who are not citizens of the United States.

Our Charter provides any transfer or purported transfer of shares of our Capital Stock (as defined below) that would result in the ownership by Non-Citizens (as defined below) of our Capital Stock having more than 23 % of the Total Voting Power (as defined below) would be void and would not be effective against us except for the purpose of enabling us to effect certain remedies that are described below. Our Charter defines Capital Stock as any class or series of our capital stock (other than such class or classes of our stock, if any, that MARAD permits to be excluded from the determination of whether we are in compliance with the citizenship requirements of the Merchant Marine Act, 1920, as amended, the Merchant Marine Act, 1936, as amended, the Shipping Act, 1916, as amended, and the regulations promulgated thereunder, as such laws and regulations are amended from time to time, which we refer to collectively as the Maritime Laws), and defines Total Voting Power as the total number of votes that may be cast by shares of our capital stock with respect to the election of directors.

Our Charter further defines a Non-Citizen as any Person (defined as including an individual, corporation, partnership, limited liability company, trust, joint venture or other association) other than a Citizen, and a Citizen is defined as:

(i)	any individual who is a citizen of the United States,

(ii)

any corporation, partnership, association or limited liability company (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) of which not less than 75% of its stock or equity interest is beneficially owned by Persons who are Citizens, (C) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in the absence or disability of such Persons are Citizens (or, in the case of a partnership, all of its general partners are Citizens), and (D) of which more than 50% of the number of its directors (or equivalent persons) necessary to constitute a quorum are Citizens,

(iii)	any partnership (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) all general partners of which are Citizens and (C) not less than a 75% interest in which is Beneficially Owned (as defined by Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934) by Persons who are Citizens,

(iv)	any association or limited liability company (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) whose president or chief executive officer (or the Person serving in an equivalent position), chairman of the board of directors (or equivalent position) and all Persons authorized to act in the absence or disability of such Persons are Citizens, (C) not less than a 75% interest in which or 75% of the voting power of which is Beneficially Owned by Citizens and (D) of which more than 50% of the number of its directors (or the Persons serving in equivalent positions) necessary to constitute a quorum are Citizens,

(v)	any joint venture (if not an association, corporation or partnership) (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof and (B) all co-venturers of which are Citizens, and

(vi)	any trust (A) that is domiciled in and existing under the laws of the United States or of a state, territory, district or possession thereof, (B) the trustee of which is a Citizen, and (C) of which not less than a 75% interest is held for the benefit of Citizens.

Voting rights will be denied to any shares owned by Non-Citizens in excess of 23%, which we refer to as the Excess Shares, and we will withhold dividends with respect to such Excess Shares, pending transfer of the Excess Shares to a Citizen or a reduction in the aggregate number of shares owned by Non-Citizens to or below 23%. Our Board of Directors will have the power to make a conclusive determination as to those shares of our Capital Stock that constitute the Excess Shares. This determination will be made by reference to the most recent acquisitions of shares of our Capital Stock by Non-Citizens.

In addition, our Charter authorizes, but does not require, us to redeem shares of our Capital Stock owned by Non-Citizens in excess of 23% in order to reduce ownership by Non-Citizens to 23%. The redemption price would be equal to the average of the closing price of such shares on the New York Stock Exchange (or, if the Capital Stock is not traded on the New York Stock Exchange, various other alternative market prices) during the 10 trading days prior to the notice of redemption and any dividend or other distribution declared with respect to such shares prior to the date such shares are called for redemption but which we have withheld. We would have the option to pay the redemption price for any shares owned by Non-Citizens in excess of 23% in cash or by delivery of a promissory note having a maturity of not more than ten years from the date of issuance and bearing interest at a rate equal to the then current coupon rate of a 10-year Treasury note.

Our Charter also authorizes the Board of Directors to implement measures necessary or desirable to assure that it can monitor effectively the citizenship of the holders of our Capital Stock. To that end, the Board has the authority to require proof of citizenship, of existing or prospective stockholders, as well as to implement and maintain a dual stock certificate system under which different forms of stock certificates representing outstanding shares of the our Capital Stock would be issued to Citizens or Non-Citizens. If a dual stock certificate system were to be implemented, any stock certificate surrendered for transfer thereafter would have to be accompanied by a citizenship certificate signed by the transferee and any additional proof of citizenship requested by us or our transfer agent, with the transfer agent then registering the transfer and issuance of a new stock certificate designated as Citizen or Non-Citizen depending upon the citizenship of the new owner. In addition, to the extent necessary to enable us to determine the number of shares owned by Non-Citizens for purposes of submitting the proof of United States citizenship required under the Maritime Laws, we could require record holders and

Beneficial Owners from time to time to confirm their citizenship status and could, in the discretion of the Board of Directors, temporarily withhold dividends payable, and deny voting rights, with respect to the shares of Capital Stock held by any such record holder and Beneficial Owner until confirmation of its citizenship status is received.

Charter and Bylaw Provisions with Possible Anti-Takeover Effects.

Certain provisions of our Charter and Bylaws that are described below may have the effect, either alone or in combination with each other, of:

•	making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors,

•	limiting or precluding meaningful stockholder participation in certain matters, or

•	discouraging proxy contests, the acquisition of a large block of our stock, and other attempts to influence or replace our current management.

Authorized but Unissued Stock. The existence of authorized but unissued Common Stock and the undesignated Preferred Stock may enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. If, in the exercise of its fiduciary responsibilities, the Board of Directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our Charter grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or (vi) to exercise other rights that could have the effect of impeding a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors’ authority described above may adversely effect the rights of holders of the Common Stock.

Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend, alter or repeal its Bylaws. Our Charter and Bylaws grant the Board of Directors the power to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors. Please see our Form 8-A/A filed with the SEC on October 12, 2010, which is incorporated herein by reference, for a discussion of certain provisions in the Bylaws that require supermajority votes to amend certain specified Bylaws.

Special Meetings of the Stockholders. Our Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the president, secretary or a majority of the Board of Directors. Stockholders do not have the power to call a special meeting.

Advance Notice. Our Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our stockholders. Our bylaws provide that any stockholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the stockholders only if written notice has been received by our secretary, in the event of an annual meeting of stockholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders or, in the event of a special meeting of stockholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to stockholders or public disclosure of the meeting date is made. In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

Other Bylaw Provisions. Our Bylaws also regulate (i) stockholder action by written consent solicitation and (ii) the removal of directors from office and the election of directors to fill vacancies on our Board of Directors, all of which could discourage acquisitions, proxy contests or other attempts of stockholders to participate in governance matters. For a further description of the above-described provisions, please see our Form 8-A/A filed with the SEC on October 12, 2010, which is incorporated herein by reference.

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

DESCRIPTION OF DEBT SECURITIES

We may issue senior or subordinated debt securities from time to time in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. The specific terms of any series of debt securities that we offer will be described in a prospectus supplement relating to that series of debt securities. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the applicable prospectus supplement that may modify or replace any information below.

We may issue senior debt securities under a senior indenture between us and the trustee to be named in the senior indenture. We may issue subordinated debt securities under a subordinated indenture between us and the trustee to be named in the subordinated indenture. Except as we may otherwise indicate, we expect the terms of the senior indenture and the subordinated indenture to be the same. We use the term indentures in this prospectus to refer to both the senior indenture and the subordinated indenture.

Prior to the issuance of any securities thereunder, each indenture will be subject to and qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term trustee to refer to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of the anticipated material provisions of the senior debt securities, the subordinated debt securities and the indentures and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. There may also be other provisions in the indentures which are important to you. We urge you to read the indenture applicable to a particular series of debt securities, including any supplements thereto, because such document or documents, and not this summary description, define your rights as a holder of such debt securities.

General

We may issue debt securities in distinct series. The prospectus supplement relating to any series of debt securities will set forth:

•	whether the debt securities will be senior or subordinated,

•	the offering price,

•	the title of the series,

•	any limit on the aggregate principal amount that may be issued with respect to that series,

•	the maturity date or dates,

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates,

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable;

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

•	any defeasance provisions if different from those described below under “– Satisfaction and Discharge; Defeasance”,

•	any conversion or exchange provisions,

•	the terms and conditions, if any, pursuant to which the notes are secured,

•

whether the debt securities will be issuable in the form of a global security and the identity of the depositary for the global securities, if different then described below under “Forms of Securities”,

•	any subordination provisions, if different from those described below under “– Subordinated Debt Securities”,

•	any deletions of, or changes or additions to, the events of default or covenants,

•	any special United States federal income tax considerations applicable to the series,

•	any provisions granting special rights to holders when a specified event occur, and

•	any special considerations, additional covenants or other specific provisions applicable to the series.

The listing above is not intended to list all of the terms that may be applicable to any debt securities sold hereunder, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.

The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

There will be no requirement under the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either the senior indenture or the subordinated indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The indentures will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of senior or subordinated debt securities, without the consent of the holders of that series, for issuances of additional securities of that series. The indentures will not limit the aggregate amount of debt securities that we may issue thereunder.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. At December 31, 2009, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $180.1 million. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of December 31, 2009, the long-term debt of our subsidiaries was $97.6 million.

Security

Our obligations under any debt securities issued may be secured by some or all of our assets or the assets of one or more of our subsidiaries. The terms and conditions pursuant to which our debt securities may be secured and will be described in the applicable prospectus supplement.

In addition, as security for any debt securities issued, we may use the net proceeds from an offering to acquire U.S. government securities and pledge those securities to a trustee for the exclusive benefit of the holders of the debt securities (and not for the benefit of other creditors). The amount of U.S. government securities acquired will be designed to be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of a certain number of scheduled interest payments due on the debt securities. The amount of net proceeds from an offering used to acquire U.S. government securities and the number of scheduled interest payments to be secured for a particular offering of debt securities, if any, will be described in the applicable prospectus supplement. In addition, the terms and conditions pursuant to which we would pledge any U.S. government securities for the benefit of the holders of the debt securities will be described in the applicable prospectus supplement.

Registration and Denominations

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be registered debt securities and will be issued in denominations of $1,000 or any multiples thereof. The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “Form of Securities.”

Exchange and Transfer

Except as may be described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series. Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any taxes, assessments or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of any transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agent

Unless otherwise provided in the applicable prospectus supplement:

•	payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.

•

payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us, subject to our right, at our option, to pay interest by mailing a check to the record holder.

•	the corporate trust office of the trustee will be designated as our sole paying agent.

We may act as our own paying agent, designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Merger, Consolidation and Sale of Assets

Nothing in the indentures prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that (i) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable indenture and (ii) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia.

Limitations on Liens

The indentures are not expected to limit our ability to pledge or encumber our properties. If we do agree to any such restrictions in favor of the holders of debt securities sold hereunder, they will be described in the applicable prospectus supplement.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indentures will define an event of default with respect to any series of debt securities as one or more of the following events:

•	failure to pay principal of or any premium on any debt security of that series when due,

•	failure to pay any interest or sinking fund payment on any debt security of that series for 30 days when due,

•	failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture, and

•	our bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in the final bullet point above, shall occur and be continuing, either the trustee or the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of a series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in the final bullet point above shall occur, the principal amount of all debt securities of that series will automatically become immediately payable. Any payment by us of amounts owed under any outstanding subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “– Subordinated Debt Securities”.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and it consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

•

the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

•

the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

A holder of debt securities may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed above.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture, and

•	to change anything that does not materially adversely affect the interests of any holder of the debt securities of any series.

In addition, we and the trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment if such modification or amendment would:

•

extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, or

•	reduce the aforesaid percentage of debt securities.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, or

•	to be released from our obligations under certain covenants described in the indentures and from the consequences of an event of default resulting from a breach of these covenants.

We refer to the first bullet point above as legal defeasance and the second bullet point above as covenant defeasance. Our legal defeasance or covenant defeasance option may be exercised only if:

•	we deposit in trust with the trustee enough money in cash or U.S. government obligations to pay in full the principal of and interest and premium, if any, on the debt securities.

•	the deposit of the money by us does not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party.

•

no default or event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of the deposit of the money or during the preference period applicable to us.

•

we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

•

in the case of legal defeasance, such legal defeasance does not result in the trust arising from the deposit of the money constituting an investment company, as defined in the Investment Company Act of 1940, as amended, or such trust shall be qualified thereunder or exempt from regulation thereunder.

•	we deliver to the trustee an officers’ certificate and opinion of counsel, each stating that all conditions precedent with respect to such defeasance have been complied with.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Subordinated Debt Securities

Payment on any subordinated debt securities issued by us will, to the extent provided in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. As described further above, the subordinated debt securities also will be effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on our subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of our senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any of our senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The subordinated indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•

a default in the payment of the principal, premium, if any, interest or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, which is called a “payment default”,

•

a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default, which is called a “payment blockage notice” from us or any other person permitted to give such notice under the subordinated indenture, which is called a “non-payment default”, or

•	any judicial proceeding is pending against us in connection with a default.

If the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the subordinated indenture.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings,

•

the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities,

•	the definition of senior debt applicable to that series of subordinated debt securities, and

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.

The particular terms of subordination of a series of subordinated debt securities may supersede the general subordination provisions of the subordinated indenture. There will be no restrictions in the subordinated indenture on the creation of additional senior debt securities or any other indebtedness.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with the law of the State of New York.

Regarding the Trustee

We may appoint a separate trustee for any series of debt securities. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

•	the title and aggregate number of warrants,

•	the offering price for the warrants, if any,

•	the designation and terms of the securities that may be purchased upon exercise of the warrants,

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security,

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable,

•

the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property,

•	the dates on which the right to exercise the warrants begins and expires,

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time,

•	whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form,

•	information with respect to book-entry procedures, if any,

•	a discussion of any material United States federal income tax considerations,

•	the anti-dilution provisions of the warrants, if any,

•	any applicable redemption or call provisions applicable to the warrants,

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of two or more securities described in this prospectus, in any combination. Unless otherwise specified in the applicable prospectus supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit, and the holder of a unit will have the rights and obligations of a holder of each underlying security. The applicable prospectus supplement will describe:

•	the terms of the units and of the underlying securities, including whether and under what circumstances the securities comprising the units may be traded separately,

•	a description of the terms of any unit agreement governing the units, and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

The terms and conditions described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

FORMS OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, each security issued hereunder other than capital stock will be represented by one or more global securities representing the entire issuance of securities. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker, dealer, bank, trust company or other representative, as will be explained more fully in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction, or other process,

•	to investors through agents,

•	directly to agents,

•	to or through brokers or dealers,

•	to the public through underwriting syndicates led by one or more managing underwriters,

•	in privately negotiated transactions,

•	to one or more underwriters acting alone for resale to investors or to the public, and

•	through a combination of any such methods of sale.

Our common stock or preferred stock may be issued upon the conversion, exercise or exchange of other securities sold hereunder. Securities may also be issued upon the exercise or exchange of other securities sold hereunder, or upon the division of units.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. Unless otherwise stated in a prospectus supplement, the obligation of the underwriters to purchase any securities on a firm underwritten basis will be conditioned upon customary closing conditions.

We may also offer securities directly to our stockholders on a pro rata basis. If all of the underlying securities are not subscribed for by our stockholders in any such offering, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed or variable price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices, or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of (i) discounts, concessions or commissions from the underwriters, (ii) commissions from the purchasers for whom they may act as agents, or (iii) a combination of the foregoing. Discounts, concessions and commissions may be changed from time to time. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, which we refer to herein as the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent,

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by underwriters and agents,

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers, and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the New York Stock Exchange, subject to official notice of issue. We will endeavor to list for trading on the New York Stock Exchange any common stock sold pursuant to a prospectus supplement. We may elect to list any other securities offered hereunder on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, the applicable prospectus supplement may identify such underwriter.

In connection with any offering of the securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters may also impose a penalty bid in any offering of securities offered under this prospectus through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased securities sold by or for the account of such underwriter in certain specified transactions.

These activities by underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of such securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We do not make any representation or prediction as to the effect that any of the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (ii) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail addressed to the Public Reference Section of the SEC at the address provided above, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov. In addition, our common stock is listed and traded on the New York Stock Exchange, or NYSE, and you may also obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

This prospectus is part of a registration statement we have filed with the SEC on Form S-3 relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement, a copy of which can be obtained from the SEC in any of the manners listed above.

Information Incorporated by Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or a prospectus supplement, or is incorporated by reference subsequent to the date of this document. In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering under this prospectus; provided, however, that we are not incorporating by reference, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

International Shipholding Corporation SEC Filings	Period or Date Filed
Annual Report on Form 10-K , including the amendment thereto filed on Form 10-K/A	Fiscal year ended December 31, 2009 (Form 10-K/A filed on June 29, 2010)

Quarterly Reports on Form 10-Q	First quarter ended March 31, 2010 and second quarter ended June 30, 2010

Current Reports on Form 8-K	January 29, 2010, April 30, 2010, July 29, 2010, August 5, 2010, October 13, 2010

Proxy Statement on Schedule 14A	Filed on March 15, 2010

The Description of our Common Stock on Form 8-A/A	Filed on October 12, 2010

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost to you, by requesting them in writing or by telephone from the company at the following address:

International Shipholding Corporation

11 North Water Street, Suite 18290

Mobile, Alabama 36602

Attention: Investor Relations

Telephone: (251) 243-9100

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and other documents filed or furnished by us under the federal securities law include, and future oral or written statements or press releases by us and our management may include, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and as such may involve known and unknown risks, uncertainties, and other factors that may cause our actual results to be materially different from the anticipated future results expressed or implied by such forward-looking statements. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words.

Our forward-looking statements are based upon our judgment and assumptions as of the date such statements are made concerning future developments and events, many of which are outside of our control. These forward looking statements, and the assumptions upon which such statements are based, are inherently speculative and are subject to uncertainties that could cause our actual results to differ materially from such statements. Important factors that could cause our actual results to differ materially from our expectations include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in Item 1A of our annual report on Form 10-K for the year ended December 31, 2009, and other factors described in our periodic reports filed from time to time with the SEC.

Such statements include, without limitation, statements regarding (1) estimated fair values of capital assets, the recoverability of the cost of those assets, the estimated future cash flows attributable to those assets, and the appropriate discounts to be applied in determining the net present values of those estimated cash flows; (2) estimated scrap values of assets; (3) estimated proceeds from sale of assets and the anticipated cost of constructing or purchasing new or existing vessels; (4) estimated fair values of financial instruments, such as interest rate, commodity and currency swap agreements; (5) estimated losses (including independent actuarial estimates) under self-insurance arrangements, as well as estimated gains or losses on certain contracts, trade routes, lines of business or asset dispositions; (6) estimated losses attributable to asbestos claims; (7) estimated obligations, and the timing thereof, to the U.S. Customs Service relating to foreign repair work; (8) the adequacy of our capital resources and the availability of additional capital resources on commercially acceptable terms; (9) our ability to remain in compliance with our debt covenants; (10) anticipated trends in government sponsored cargoes; (11) our ability to effectively service our debt; (12) financing opportunities and sources (including the impact of financings on our financial position, financial performance or credit ratings), (13) anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, investment and expenditure plans, investment results, pricing plans, strategic alternatives, business strategies, and other similar statements of expectations or objectives, (14) changes in laws, regulations or tax rates, or the outcome of pending legislative or regulatory initiatives, and (15) assumptions underlying any of the foregoing.

Important factors that could cause our actual results to differ materially from our expectations may include, without limitation, our ability to (i) identify customers with marine transportation needs requiring specialized vessels or operating techniques; (ii) secure financing on satisfactory terms to repay existing debt or support operations, including to acquire, modify, or construct vessels if such financing is necessary to service the potential needs of current or future customers; (iii) obtain new contracts or renew existing contracts which would employ certain of our vessels or other assets upon the expiration of contracts currently in place, on favorable economic terms; (iv) manage the amount and rate of growth of our administrative and general expenses and costs associated with operating certain of our vessels; (v) manage our growth in terms of implementing internal controls and information systems and hiring or retaining key personnel, among other things, and (vi) effectively handle our substantial leverage by servicing and meeting the covenant requirements in each of our debt instruments, thereby avoiding any defaults under those instruments and avoiding cross defaults under others.

Other factors include (vii) changes in cargo, charter hire, fuel, and vessel utilization rates; (viii) the rate at which competitors add or scrap vessels in the markets as well as demolition scrap prices and the availability of scrap facilities in the areas in which we operate; (ix) changes in interest rates which could increase or decrease the amount of interest we incur on borrowings with variable rates of interest, and the availability and cost of capital to us; (x) the impact on our financial statements of nonrecurring accounting charges that may result from our ongoing evaluation of business strategies, asset valuations, and organizational structures; (xi) changes in accounting policies and practices adopted voluntarily or as required by accounting principles generally accepted in the United States; (xii) changes in laws and regulations such as those related to government assistance programs and tax rates; (xiii) the frequency and severity of claims against us, and unanticipated outcomes of current or possible future legal proceedings; (xiv) unexpected out-of-service days on our vessels whether due to unplanned maintenance, piracy or other causes; (xv) the ability of customers to fulfill obligations with us; (xvi) the performance of unconsolidated subsidiaries; (xvii) political events in the United States and abroad, including terrorism and piracy, and the U.S. military’s response to those events; (xviii) election results, regulatory activities and the appropriation of funds by the U.S. Congress; (xix) unanticipated trends in operating expenses such as fuel and labor costs and our ability to recover these fuel costs through fuel surcharges; (xx) changes in foreign exchange rates and (xxi) other economic, competitive, governmental, and technological factors which may affect our operations.

Due to these uncertainties, there can be no assurance that our anticipated results will occur, that our judgments or assumptions will prove correct, or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made. Additional risks that we currently deem immaterial or that are not presently known to us could also cause our actual results to differ materially from those expected in our forward-looking statements. We undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of International Shipholding Corporation appearing in International Shipholding Corporation’s Current Report (Form 8-K) filed on October 12, 2010, and the financial statement schedule appearing in International Shipholding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of International Shipholding Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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International Shipholding Corporation

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PROSPECTUS SUPPLEMENT

November     , 2012

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